Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

between

Xilio DEVELOPMENT, Inc.

and

GILEAD SCIENCES, INC.

Dated as of March 27, 2024

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS1

ARTICLE 2 GOVERNANCE15

2.1. Joint Steering Committee.15

2.2. Additional Subcommittees and Working Groups.17

2.3. Alliance Managers.17

2.4. [**].25

ARTICLE 3 DEVELOPMENT PERIOD18

3.1. Development Plan.18

3.2. Performance; Costs.18

3.3. Subcontracting.18

3.4. Combination Arm.18

3.5. Regulatory.20

3.6. Transfer of Materials.21

3.7. Gilead Step-In.21

3.8. Records.21

3.9. Reports.21

ARTICLE 4 DATA PACKAGE; CONTINUATION NOTICE21

4.1. Submission of Data Package; Continuation Notice.21

4.2. Expiration of Development Period Without Continuation Notice.22

4.3. Transfers at Continuation Date.22

ARTICLE 5 GRANT OF RIGHTS24

5.1. Grants to Gilead.24

5.2. Grants to Xilio.24

5.3. Sublicenses.25

5.4. Retention of Rights.25

5.5. [**].36

5.6. Exclusivity; Change of Control.25

5.7. Existing Agreements; Product Agreements.26

ARTICLE 6 MANUFACTURING AND SUPPLY26

6.1. Development Plan Supply.26

6.2. Post-Continuation Date Supply.27

6.3. Supply Terms.27

6.4. Manufacturing Technology Transfer.27

6.5. Transferred Xilio Materials; Manufacturing Technology Transfer Cost Reimbursement.28

6.6. Future Combination Study Supply.28

i

ARTICLE 7 GILEAD DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES28

7.1. Gilead Rights.28

7.2. Regulatory.28

7.3. Diligence.29

7.4. Subcontracting.29

7.5. [**].30

7.6. Records.30

ARTICLE 8 PAYMENTS AND RECORDS30

8.1. Upfront Payment.30

8.2. Equity Investment.30

8.3. Development and Regulatory Milestone Payments.30

8.4. Commercial Milestone Payments.31

8.5. Royalties on Net Sales.32

8.6. Apportionment of Compulsory License Consideration.34

8.7. Offset for Third Party Payments.34

8.8. Mechanics of Adjustments.34

8.9. Estimated Sales Levels; Diligence.34

8.10. Back-Up Products.35

8.11. Mode of Payment.35

8.12. Taxes.35

8.13. Interest on Late Payments.35

8.14. Financial Records.36

8.15. Audit.36

8.16. Third Party Obligations.37

ARTICLE 9 INTELLECTUAL PROPERTY37

9.1. Ownership of Intellectual Property.37

9.2. Control of Intellectual Property.38

9.3. Maintenance and Prosecution of Patents.39

9.4. Enforcement of Patents.41

9.5. Invalidity or Unenforceability Defenses or Actions.43

9.6. Infringement Claims by Third Parties.44

9.7. Third Party Rights.44

9.8. Product Trademarks.45

9.9. [**].45

ARTICLE 10 CONFIDENTIALITY AND NON-DISCLOSURE45

10.1. Confidentiality Obligations.45

10.2. Exceptions.46

10.3. Permitted Disclosures.47

10.4. Use of Name.48

10.5. Public Announcements.48

10.6. Publications.48

10.7. Protection of Personal Data.49

10.8. Information Security.50

ARTICLE 11 REPRESENTATIONS AND WARRANTIES50

11.1. Mutual Representations and Warranties.50

11.2. Additional Representations and Warranties of Xilio.51

11.3. Updated Disclosure Schedules.54

11.4. Anti-Bribery and Anti-Corruption Compliance.55

11.5. Covenants.55

11.6. DISCLAIMER OF WARRANTIES.56

ARTICLE 12 INDEMNITY57

12.1. Indemnification of Xilio.57

12.2. Indemnification of Gilead.57

12.3. Indemnification Procedures.57

12.4. Special, Indirect and Other Losses.59

12.5. Insurance.59

ARTICLE 13 TERM AND TERMINATION59

13.1. Term and Expiration.59

13.2. Termination.60

13.3. Termination for Cessation of Development or Commercialization.61

13.4. Rights in Bankruptcy.61

13.5. Consequences of Termination Prior to Continuation Date62

13.6. Consequences of Termination After Continuation Date62

13.7. Return of Confidential Information63

13.8. Modification In Lieu of Termination63

13.9. Remedies63

13.10. Accrued Rights; Surviving Obligations63

ARTICLE 14 DISPUTE RESOLUTION64

14.1. Exclusive Dispute Resolution Mechanism64

14.2. Resolution by Executive Officers64

14.3. Baseball Arbitration64

14.4. Jurisdiction, Venue and Service of Process65

14.5. Governing Law.66

14.6. Patent Disputes.66

14.7. Equitable Relief.66

ARTICLE 15 MISCELLANEOUS66

15.1. Force Majeure.66

15.2. Export Control.67

15.3. Assignment.67

15.4. Severability.67

15.5. Notices.67

15.6. Entire Agreement; Amendments69

15.7. Parent Guaranty.69

15.8. English Language.69

15.9. Waiver and Non-Exclusion of Remedies.69

15.10. No Benefit to Third Parties.69

15.11. Further Assurance.69

15.12. Relationship of the Parties.70

15.13. Right to Offset.70

15.14. References.70

15.15. Construction.70

15.16. Counterparts.70

Schedules

Schedule 1.50Data Package

Schedule 1.60Development Plan

Schedule 1.102Investor Rights Agreement

Schedule 1.152Product Patents

Schedule 1.155Purchase Agreement

Schedule 10.5Joint Press Release

Schedule 11.2Initial Disclosure Schedule

Schedule 11.2.1Existing Patents

Schedule 11.2.2Existing Agreements

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of March 27, 2024 (the “Effective Date”) by and between Xilio Development, Inc., a Delaware corporation (“Xilio”) and Gilead Sciences, Inc., a Delaware corporation (“Gilead”) and with respect to Section 15.7 only, Xilio Therapeutics, Inc., a Delaware Corporation (“Xilio Parent”). Xilio and Gilead are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Xilio owns and controls certain intellectual property rights with respect to the IL-12 Molecules (as defined herein) and IL-12 Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Xilio wishes to grant to Gilead, and Gilead wishes to take, an exclusive license under such intellectual property rights to develop, manufacture and commercialize IL-12 Molecules and IL-12 Products in the Territory, in each case, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.“Accounting Standards” means, with respect to a Party or its Affiliates or its or their (sub)licensees/Sublicensees, United States Generally Accepted Accounting Principles, International Financial Reporting Standards or such other accounting standards as may be used by such entity, in each case, consistently applied.
1.2.“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before, or otherwise involving, any court or other governmental authority.
1.3.“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party, for as long as such control exists. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.4.“Agreement” has the meaning set forth in the preamble hereto.
1.5.“Alliance Manager” means the individual appointed by each Party from within their respective organization to coordinate and facilitate the communication, interaction and cooperation of the Parties pursuant to this Agreement.

1.6.“Annual Net Sales” means, with respect to a Lead Product or Back-Up Product, as applicable, total Net Sales in the Territory of such Lead Product or Back-Up Product, as applicable, in a particular Calendar Year, calculated in accordance with Accounting Standards.
1.7.“Anti-Corruption Laws” means any Applicable Law relating to government procurement, conflicts of interest, bribery, corruption, money laundering or kickbacks, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.
1.8.“Applicable Law” means, individually and collectively, any and all applicable laws, ordinances, directives, administrative circulars, treaties (including tax treaties), rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time with respect to the applicable jurisdiction, including good laboratory practices, good manufacturing practices and good clinical practices (and, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any applicable Regulatory Authority in the Territory).
1.9.“[**]” has the meaning set forth in Section [**].
1.10.“[**]” has the meaning set forth in Section [**].
1.11.“Assigned Regulatory Approvals” has the meaning set forth in Section 7.2.1(b).
1.12.“Assigned Regulatory Documentation” has the meaning set forth in Section 7.2.1(b).
1.13.“Audit Decision” has the meaning set forth in Section 8.15.2.
1.14.“Audit Dispute” has the meaning set forth in Section 8.15.2.
1.15.“Auditor” has the meaning set forth in Section 8.15.2.
1.16.“Back-Up Molecule” means (a) each of the IL-12 Molecules [**], (b) any IL-12 Molecule that (i) [**] and (ii) [**] and (c) any IL-12 Molecule that [**]. For clarity, [**].
1.17.“Back-Up Product” means an IL-12 Product containing or comprising any Back-Up Molecule, [**]. For clarity, Back-Up Products include [**].
1.18.“BLA” means a Biologics License Application, as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.19.“Biosimilar Product” means, on a country-by-country basis, with respect to an IL-12 Product, a product that is sold by a Third Party (other than a Sublicensee of Gilead or any of its Affiliates (excluding, for clarity, Settlement Sublicensees)) (a) that has been licensed as a biosimilar or interchangeable biological product by the FDA pursuant to section 351(k) of the PHSA, or any subsequent or superseding law, statute or regulation, and for which an IL-12 Product is the reference product, as defined by section 351(i)(4) of the PHSA, (b) that has been granted a marketing authorization as a similar biological medicinal product by the European Union pursuant to Directive 2001/83/EC and Parliament and Council

Regulation No. (EC) 726/2004, each as may be amended, or any subsequent or superseding law, statute or regulation, and for which such IL-12 Product is the reference medicinal product as defined by Article 10(2)(A) of Directive 2001/83/EC, or (c) whose licensing, approval or marketing authorization from a Regulatory Authority relies on, in whole or in part, (i) a prior Regulatory Approval granted for such IL-12 Product by such Regulatory Authority or (ii) any data generated in support of a prior Regulatory Approval granted for such IL-12 Product by such Regulatory Authority.
1.20.“Breaching Party” has the meaning set forth in Section 13.2.1.
1.21.“Business Day” means a day on which banking institutions in Boston, Massachusetts and Foster City, California are open for business, excluding (a) any Saturday or Sunday, (b) December 26 through December 31 and (c) the seven (7)-day period that begins on a Sunday and ends on a Saturday during which period July 4th occurs.
1.22.“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.
1.23.“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.24.“Cessation Event” has the meaning set forth in Section 13.3.
1.25.“Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party becomes the beneficial owner, directly or indirectly, as a result of a single transaction or a series of related transactions, of fifty percent (50%) or more of the total voting power of all classes of shares of capital stock or other interests of such Party (or, if applicable, a controlling Affiliate of such Party) then outstanding and normally entitled to vote in the general election of directors of such Party (“Voting Stock”), (b) such Party (or, if applicable, a controlling Affiliate of such Party) consolidates with or merges into a Third Party, or any such Third Party consolidates with or merges into such Party (or, if applicable, a controlling Affiliate of such Party), in either event pursuant to a transaction in which fifty percent (50%) or more of the total voting power of all Voting Stock of the surviving entity (or, if applicable, a controlling Affiliate of the surviving entity) then outstanding is not held by the Persons holding at least fifty percent (50%) of the total voting power of all Voting Stock of such Party (or, if applicable, a controlling Affiliate of such Party) outstanding immediately prior to such consolidation or merger; or (c) such Party and its Affiliates convey, transfer or lease all or substantially all of the assets relating to the subject matter of this Agreement to a Third Party through one (1) or more related transactions.
1.26.“Combination Arm” means the arm of the Phase 1 Clinical Trial set forth in the Development Plan that is designed to evaluate the safety, tolerability, pharmacological activity or pharmacokinetics of the Combination Therapy, as further set forth in the Development Plan.
1.27.“Combination Clinical Data” means all data (including raw data) and results generated by or on behalf of a Party or any of its Affiliates, or jointly by or on behalf of Gilead or any of its Affiliates, on the one hand, and Xilio or any of its Affiliates, on the other hand, arising from the performance of the Combination Arm, but excluding any Combination Sample Analysis Results.

1.28.“Combination Product” means any IL-12 Product that [**].
1.29.“Combination Sample Analysis Results” means all data (including raw data) and results generated by or on behalf of a Party or any of its Affiliates, or jointly by or on behalf of Gilead or any of its Affiliates, on the one hand, and Xilio or any of its Affiliates, on the other hand, arising from the performance of the activities in the sample analysis plan for the Combination Arm.
1.30.“Combination Samples” means any urine, blood, tissue or other biological sample from any patient enrolled (or seeking enrollment) in the Combination Arm.
1.31.“Combination Therapy” means a single therapeutic regimen of the concomitant or sequential administration of (a) a Lead Molecule, on the one hand, and (b) [**], on the other hand. For clarity, Combination Therapy does not include [**].
1.32.“Commercial Milestone Event” has the meaning set forth in Section 8.4.
1.33.“Commercial Milestone Payment” has the meaning set forth in Section 8.4.
1.34.“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of an IL-12 Product, including activities related to storing, marketing, promoting, detailing, distributing and importing such IL-12 Product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.35.“Commercially Reasonable Efforts” means, [**].
1.36.“Competing Product” means any molecule that that contains, comprises or incorporates IL-12.
1.37.“Competing Program” has the meaning set forth in Section 5.6.2(a).
1.38.“Competitive Infringement” has the meaning set forth in Section 9.4.1.
1.39.“Compulsory License” means, with respect to an IL-12 Product in a country or territory, a license or rights granted to a Third Party by a governmental agency (or by Gilead as required by a governmental agency) within such country or territory to sell or offer for sale such IL-12 Product in such or territory under any Patents or Information owned or controlled by either Party or its Affiliates.
1.40.“Compulsory Licensee” means a Third Party granted a Compulsory License.
1.41.“Confidential Information” has the meaning set forth in Section 10.1.
1.42.“Confidentiality Agreement” has the meaning set forth in Section 10.1.
1.43.“Continuation Date” means the date upon which Xilio receives payment of the Continuation Fee in accordance with Section 4.1.2.
1.44.“Continuation Fee” means a Seventy-Five Million Dollar ($75,000,000) fee to be paid in accordance with Section 4.1.2(a) in the event that Gilead delivers a Continuation Notice.
1.45.“Continuation Notice” has the meaning set forth in Section 4.1.2(a).

1.46.“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 5.1 and Section 5.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.  [**].
1.47.“Covered” or “Cover” means, with respect to a given subject matter and a Patent, that, in the absence of a license granted under, or ownership of, such Patent and in the absence of the benefit of the safe harbor provision under 35 U.S.C. Section 271(e)(1) or other Applicable Law, the making, use, offering for sale, sale or importation or other Exploitation of such subject matter would infringe a Valid Claim (or, for any pending Valid Claim, infringe such Valid Claim as if it were issued) included in such Patent.
1.48.“CT Know-How” means any Information [**]. For clarity, CT Know-How includes [**].
1.49.“CT Patent” means any Patent that [**].
1.50.“Data Package” means (a) the Information set forth on Schedule 1.50, (b) the Data Package Disclosure Schedule, as applicable, and (c) as of the Data Package Delivery Date, [**].
1.51.“Data Package Delivery Date” has the meaning set forth in Section 11.2.
1.52.“Data Package Disclosure Schedule” has the meaning set forth in Section 11.3.1.
1.53.“Data Package Trigger Date” means the date on which the following data is available: [**].
1.54.“Data Protection Law” means all Applicable Laws relating to privacy, Processing of Personal Data and security, including the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations and any other law related to the use and disclosure of patient health and medical information, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), and any other data protection, privacy or data security laws applicable to either Party in connection with this Agreement.
1.55.“Defense Proceeding” has the meaning set forth in Section 9.3.1.
1.56.“Development” means all activities related to research, pre-clinical and other non-clinical testing, toxicology, formulation, translational (target engagement, biomarker) studies, clinical studies, statistical analysis and report writing, the preparation and submission of applications for Regulatory Approval, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “to Develop” and “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.57.“Development/Regulatory Milestone Event” has the meaning set forth in Section 8.3.2.
1.58.“Development/Regulatory Milestone Payment” has the meaning set forth in Section 8.3.2.
1.59.“Development Period” means the period commencing on the Effective Date and ending on the earlier of (a) the date that is [**] after the receipt by Gilead of the complete Data Package (as determined in accordance with Section 4.1.1(b)) and (b) the Continuation Date.
1.60.“Development Plan” means the plan setting forth in reasonable detail the Development activities to be performed by or on behalf of Xilio with respect to the IL-12 Molecules and IL-12 Products, including (a) a reasonably detailed budget of Out-of-Pocket Costs to be incurred with respect thereto and (b) the protocols, statistical analysis plans and sample analysis plans for all clinical trial(s) set forth therein. The initial Development Plan is attached as Schedule 1.60 to this Agreement.
1.61.“Development Plan Performance Failure” has the meaning set forth in Section 3.7.
1.62.“Dispute” means any dispute, claim or controversy (other than matters that are within the decision-making authority of the JSC pursuant to Section 2.1.3) arising from or related to this Agreement or to the interpretation, application, breach, termination or validity of this Agreement, including any claim of inducement of this Agreement by fraud or otherwise.
1.63.“[**]” has the meaning set forth in [**].
1.64.“Dollars” or “$” means United States Dollars.
1.65.“Effective Date” has the meaning set forth in the preamble.
1.66.“EMA” means the European Medicines Agency and any successor agency thereto.
1.67.“European Union” or “EU” means the economic, scientific and political organization of member states of the European Union, as its membership may be constituted from time to time.
1.68.“Executive Officer” means, with respect to Xilio, its [**] and with respect to Gilead, its [**].
1.69.“Existing Agreements” means any agreement existing as of the Effective Date and the Data Package Delivery Date, as applicable, by and between Xilio and any of its Affiliates, on the one hand, and one (1) or more Third Parties, on the other hand, [**].
1.70.“Existing Patents” has the meaning set forth in Section 11.2.1.
1.71.“Existing Regulatory Documentation” means the Regulatory Documentation Controlled by Xilio or any of its Affiliates as of the Effective Date or the Data Package Delivery Date, as applicable.
1.72.“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.  “Exploitation” means the act of Exploiting.
1.73.“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.74.“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.75.“Field” means all human and non-human diagnostic, prophylactic and therapeutic uses, including the prevention, treatment or control of any disease, disorder or condition.
1.76.“Firewall Procedures” has the meaning set forth in Section 5.6.2(b)(iv).
1.77.“First Commercial Sale” means, with respect to an IL-12 Product and a country, the first commercial sale of such IL-12 Product in such country by Gilead, its Affiliates or its or their Sublicensees to a Third Party after all Regulatory Approvals required to market and sell such IL-12 Product have been obtained in such country.  [**].
1.78.“FTE” means the equivalent of the work of one (1) full time employee or consultant (i.e., one (1) fully-committed or multiple partially-committed employees or consultants aggregating to one (1) full-time employee or consultant for one (1) Calendar Year (consisting of [**] per Calendar Year or such other number as may be agreed by the Parties)) employed or engaged by Xilio (or its Affiliate) who directly performs activities under this Agreement. With respect to any employee or consultant who works fewer than [**] per Calendar Year (or such other number as may be agreed by the Parties), such employee or consultant shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked in a Calendar Year divided by [**]; provided that in no event shall any employee or consultant count as more than one (1) FTE regardless of the number of hours worked by such employee or consultant. For clarity, sixty (60) minutes of work performed by one (1) employee or consultant (or aggregated across multiple employees or consultants) on a relevant activity shall be considered one (1) “FTE-hour.”  In no event shall FTEs include any indirect personnel, including support functions such as managerial, financial, legal and business development.
1.79.“FTE Costs” means, with respect to Xilio for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of Xilio performing the relevant activities under this Agreement.
1.80.“FTE Rate” means [**]. With respect to any FTE, all (a) costs and expenses for such FTE, including salaries, wages, bonuses, commissions, benefits, profit sharing, stock option grants, Federal Insurance Contributions Act (FICA) costs and other similar ex-U.S. costs, travel, meals and entertainment, training, recruiting, relocation, operating supplies and equipment and other disposable goods, (b) equipment maintenance costs, utilities, general, administrative and facilities expenses, including allocated building operating costs and depreciation and repairs and maintenance and (c) other overhead, in each case ((a), (b) and (c)), whether internal costs and expenses or amounts paid to Third Parties, are included in the FTE Rate and will not constitute Out-of-Pocket Costs for the purposes of this Agreement.
1.81.“Fully Burdened Manufacturing Cost” means, with respect to an IL-12 Molecule or IL-12 Product, whether as active pharmaceutical ingredient or finished form, supplied by Xilio to Gilead pursuant to Section 6.1 or Section 6.2: [**] (a) the Out-of-Pocket Costs paid by Xilio or its Affiliate to subcontractors in connection with the Manufacture and supply of such IL-12 Molecule or IL-12 Product, [**] and (b) any internal costs (as measured by FTE Costs for employees) incurred by Xilio [**]. In no case shall Fully Burdened Manufacturing Costs include [**]. All components of Fully Burdened Manufacturing Costs shall be allocated on a basis consistent with Accounting Standards and consistent with the cost accounting policy applied by Xilio to other similar products that it produces. For clarity, Fully Burdened Manufacturing Costs will not include [**].

1.82.“Gilead” has the meaning set forth in the preamble.
1.83.“Gilead Competitor” means a Third Party company that [**].
1.84.“Gilead CT Know-How” means any CT Know-How [**]; provided, however, that Gilead CT Know-How excludes [**].
1.85.“Gilead CT Patent” means any CT Patent that [**].
1.86.“Gilead Grantback Know-How” means any Information that is (a) [**] (b) [**] and (c) [**].
1.87.“Gilead Grantback Patent” means any Patent that [**].
1.88.“Gilead Indemnitees” has the meaning set forth in Section 12.2.
1.89.“Government Official” means (a) any Person employed by or acting on behalf of a government, government-controlled or government-owned agency or entity or public international organization, (b) any political party, party official or candidate, or Person employed by or acting on behalf of any of the foregoing, (c) any Person categorized as a government official under local law or (d) any Person who holds themself out to be the authorized intermediary of any of the foregoing.
1.90.“IL-12” means [**].
1.91.“IL-12 Molecule” means any molecule owned or controlled by Xilio or its Affiliates that contains, comprises or incorporates IL-12, including [**].
1.92.“IL-12 Product” means any product containing an IL-12 Molecule [**].
1.93.“IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.94.“Indemnification Claim Notice” has the meaning set forth in Section 12.3.1.
1.95.“Indemnified Party” has the meaning set forth in Section 12.3.1.
1.96.“Indication” means, [**].
1.97.“Industry Experts” has the meaning set forth in Section 14.3.
1.98.“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed and that is not generally known to the public.
1.99.“Initial Disclosure Schedule” has the meaning set forth in Section 11.2.

1.100.“Initiation” means, with respect to a clinical trial, the [**] dosing of the first human subject in such clinical trial.
1.101.“Insolvency Event” means (a) the commencement of any bankruptcy, insolvency, moratorium, liquidation, judicial reorganization proceeding, dissolution, arrangement or proceeding under any creditors’ rights law or other similar proceeding by or against Xilio, (b) any applications for, consent by Xilio or acquiescence by Xilio in, the appointment of any trustee, receiver or other custodian for Xilio or a substantial part of its property, (c) any appointment of a trustee, receiver or other custodian for Xilio or a substantial part of its property or (d) any assignment by Xilio for the benefit of creditors.
1.102.“Investor Rights Agreement” means the Investor Rights Agreement attached as Schedule 1.102.
1.103.“[**]” has the meaning set forth in [**].”
1.104.“[**]” means [**].
1.105.“IRA” means 42 U.S.C. §§ 1320f et seq. and all its subsequent amendments and replacements.
1.106.“IRA Reduction Event” has the meaning set forth in Section 8.5.3(c).
1.107.“Joint CT Know-How” means any CT Know-How [**].
1.108.“Joint CT Patent” means any CT Patent [**].
1.109.“Joint Intellectual Property Rights” has the meaning set forth in Section 9.1.2(a).
1.110.“Joint Know-How” has the meaning set forth in Section 9.1.2(a). For clarity, Joint Know-How [**].
1.111.“Joint Patents” has the meaning set forth in Section 9.1.2(a). For clarity, Joint Patents includes [**].
1.112.“Joint Product Patent” means any Joint Patent that [**].
1.113.“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.1.
1.114.“JSC Co-Chairperson” has the meaning set forth in Section 2.1.1.
1.115.“Knowledge” means [**], of the [**] of Xilio (or any personnel positions equivalent to such job titles).
1.116.“Lead Molecule” means (a) XTX301 [**] and (b) any IL-12 Molecule that [**]. For clarity, [**].
1.117.“Lead Product” means an IL-12 Product [**]. For clarity, [**].
1.118.“License” has the meaning set forth in Section 5.1.
1.119.“Licensed Know-How” means all Information that is Controlled by Xilio or its Affiliates as of the Effective Date or during the Term that [**].

1.120.“Licensed Patents” means all Patents that are Controlled by Xilio or its Affiliates as of the Effective Date or during the Term that [**].
1.121.“Losses” has the meaning set forth in Section 12.1.
1.122.“Major European Market” means each of [**].
1.123.“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of an IL-12 Molecule, IL-12 Product or any intermediate or component thereof, including pre-clinical, clinical and commercial manufacture, process development, test method development, manufacturing scale-up, qualification and validation and quality assurance/quality control, release and stability testing.
1.124.“Manufacturing Process” has the meaning set forth in Section 6.4.
1.125.“Manufacturing Technology Transfer” has the meaning set forth in Section 6.4.
1.126.“Manufacturing Transition Plan” has the meaning set forth in Section 6.4.
1.127.“Maximum Fair Price” means a maximum fair price under the IRA’s drug price negotiation program as defined in 42 U.S.C. §1320f(c)(3) and all its subsequent amendments and replacements and guidance or regulations promulgated thereunder or any future Applicable Law in the United States that sets or imposes a cap on the price for a drug product that will be charged to, or reimbursed by, the United States (or any department or agency thereof) or any healthcare program administered by or on behalf thereof.
1.128.“Medicare Price” means, in respect of an IL-12 Product, the average negotiated price (as defined in Section 1860D-2(d) of the Social Security Act) under prescription drug plans or medicare advantage prescription drug plans for such IL-12 Product.
1.129.“Net Sales” means [**].
1.130.“Non-Breaching Party” has the meaning set forth in Section 13.2.1.
1.131.“Notice Period” has the meaning set forth in Section 13.2.1.
1.132.“Other Components” has the meaning set forth in the definition of “Combination Product.”
1.133.“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards consistently applied) by a Party (or its Affiliate) directly incurred in the conduct of any applicable activities under this Agreement [**].
1.134.“Party” and “Parties” have the meaning set forth in the preamble hereto.
1.135.“Patent Challenge” has the meaning set forth in Section 13.2.2.
1.136.“Patents” means:  (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.137.“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.138.“Personal Data” means any information relating to an identified or identifiable individual or household or that is otherwise regulated under Data Protection Law. Personal Data shall include “protected health information” as that term is defined at 45 C.F.R. § 160.103.
1.139.“Pharmacovigilance Agreement” has the meaning set forth in Section 3.4.2(a).
1.140.“Phase 1 Clinical Trial” means a human clinical trial of an IL-12 Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended, or the corresponding foreign regulations.
1.141.“Phase 2 Clinical Trial” means a controlled human clinical trial of an IL-12 Product, the principal purpose of which is to evaluate the effectiveness of such IL-12 Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with such IL-12 Product, including the trials referred to in 21 C.F.R. § 312.21(b), as amended, or the corresponding foreign regulations.
1.142.“[**]” has the meaning set forth in Section [**].
1.143.“Phase 2a Monotherapy Dose Expansion Study” means the clinical trial referred to in the Development Plan as the “Phase 2A: Monotherapy Proof-of-Concept for XTX301” as of the Effective Date, which is designed to evaluate the efficacy and safety of XTX301 as a monotherapy in pre-specified tumor types.
1.144.“Phase 3 Clinical Trial” means, with respect to an IL-12 Product, (a) a human pivotal clinical trial for such IL-12 Product, the results of which, together with prior data and information concerning such IL-12 Product, would (if such human clinical trial meets its primary endpoints) be sufficient to support the filing of a BLA for such IL-12 Product in the United States or (b) a foreign clinical trial that is equivalent to the one described in the preceding clause (a). For clarity, a human clinical trial that does not meet the foregoing criteria when it is Initiated, but later meets the foregoing criteria shall constitute a Phase 3 Trial for purposes of this Agreement only at the time the applicable Regulatory Authority acknowledges that such human clinical trial meets such criteria and, for purposes of Section 8.3, such Phase 3 Trial shall be deemed to be Initiated as of the date of such acknowledgement.
1.145.“PHSA” means the Public Health Service Act as set forth at 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.146.“PMDA” means Pharmaceuticals and Medical Devices Agency of Japan and any successor agency thereto.
1.147.“Pre-Existing Entities” has the meaning set forth in Section 5.6.2(a).
1.148.“Price Applicability Period” has the meaning set forth in 42 U.S.C. § 1320f(b)(2).
1.149.“Processing” means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, including collection, recording, organization, storage, retention, access, adaptation, alteration, retrieval, consultation, use, disclosure, dissemination, making available, alignment, combination, blocking, deleting, erasure or destruction.
1.150.“Product Agreement” has the meaning set forth in Section 4.3.2.
1.151.“Product Information” has the meaning set forth in Section 10.1.
1.152.“Product Patent” means any Licensed Patent that [**]. As of the Effective Date, the Product Patents are set forth on Schedule 1.152.
1.153.“Product Trademarks” means the Trademark(s) used or to be used by Gilead or its Affiliates or its or their Sublicensees for the Commercialization of IL-12 Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory, including any unregistered Trademark rights related to the IL-12 Products as may exist through use before, on or after the Effective Date (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or its or their (sub)licensees/Sublicensees).
1.154.“Proposal” has the meaning set forth in Section 14.3.
1.155.“Purchase Agreement” means the Purchase Agreement attached as Schedule 1.155.
1.156.“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market an IL-12 Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.
1.157.“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of IL-12 Molecules or IL-12 Products in the Territory, including the FDA in the United States, the EMA in the European Union and the PMDA in Japan.
1.158.“Regulatory Documentation” means: all (a) applications (including all INDs and BLAs), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) clinical and other data contained or referenced in any of the foregoing; in each case ((a), (b) and (c)), relating to [**].
1.159.“Regulatory Exclusivity” means, with respect to an IL-12 Product in any country in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country that (a) confers an exclusive Commercialization period during which Gilead or its Affiliates or its or their Sublicensees have the exclusive right to market and sell such IL-12 Product in such country for all indications and other conditions of use, routes of administration, dosage forms and strengths approved in such country, or (b) prohibits a Person from (i) relying on safety or efficacy data generated by or on behalf of a Party with respect to such IL-12 Product in an application for Regulatory Approval of a Biosimilar Product or (ii) otherwise submitting such an application or obtaining such Regulatory Approval, in each case ((i) and (ii)), for all indications and other conditions of use, routes of administration, dosage forms and strengths approved for such IL-12 Product in such country.
1.160.“Restricted Purpose” means the purpose of obtaining any Regulatory Approval for or otherwise promoting or commercializing the Combination Therapy [**], including obtaining any expansion or modification of any Regulatory Authority-approved label for an IL-12 Product to reference the Combination Therapy [**].
1.161.“Requirements” has the meaning set forth in Section 14.3.
1.162.“Reversion Product” means [**].
1.163.“Royalty-Bearing Patent” means, for a given Lead Product or Back-Up Product in a given country in the Territory, [**].
1.164.“Royalty Term” means, with respect to a Lead Product or Back-Up Product, as applicable, and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Lead Product or Back-Up Product, as applicable, in such country and ending on the latest to occur of: (a) the [**] anniversary of the First Commercial Sale of the first Lead Product or Back-Up Product, as applicable, in the Field in such country; (b) the first date on which [**] in such country; and (c) the first date on which [**] in such country.
1.165.“RP2D” means the recommended dose of a Lead Product for dosing of such Lead Product in the Phase 2a Monotherapy Dose Expansion Study, as such dose has been determined by the conduct of Phase 1 Clinical Trials to be safe and tolerable.
1.166.“Safety Concern” means, with respect to any IL-12 Product, [**].
1.167.“Selected Drug” means a drug selected under the IRA’s drug price negotiation program, as described in 42 U.S.C. § 1320f-1.
1.168.“[**]” means [**].
1.169.“Serious Adverse Event” has the meaning set forth in 21 C.F.R. § 312.32 (as may be amended or replaced).
1.170.“Settlement Sublicensee” means a Third Party to which Gilead or its Affiliate grants a sublicense to [**].
1.171.“Step-In Activities” has the meaning set forth in Section 3.7.
1.172.“Step-In Know-How” means any Information [**] that [**].

1.173.“Sublicensee” means a Third Party, other than a distributor and other than a Settlement Sublicensee, that is granted a sublicense by Gilead or its Affiliate under the grants in Section 5.1, as provided in Section 5.3.
1.174.“Supply Agreement” has the meaning set forth in Section 6.3.2.
1.175.“Term” has the meaning set forth in Section 13.1.
1.176.“Termination Notice” has the meaning set forth in Section 13.2.1.
1.177.“Territory” means the entire world.
1.178.“Third Party” means any Person other than: Xilio, Gilead and their respective Affiliates.
1.179.“Third Party Claims” has the meaning set forth in Section 12.1.
1.180.“Third Party Infringement Claim” has the meaning set forth in Section 9.6.
1.181.“Third Party Payments” has the meaning set forth in Section 8.7.
1.182.“Third Party Right” has the meaning set forth in Section 9.7.1(a).
1.183.“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design, business symbol, domain name, URL, social media tag or handle, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.184.“Transferred Xilio Materials” has the meaning set forth in Section 3.6.
1.185.“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.186.“UPC Opt-In” means, with respect to a Patent that has previously been opted out of the exclusive competence of the Unified Patent Court pursuant to Article 83(3) of the Agreement on a Unified Patent Court ((2013/C 175/01), 20.6.2013, OJEU 175/1), withdrawing the UPC Opt-Out of such Patent pursuant to Article 83(4) of the Agreement on a Unified Patent Court.
1.187.“UPC Opt-Out” means, with respect to a Patent, opting such Patent out of the exclusive competence of the Unified Patent Court pursuant to Article 83(3) of the Agreement on a Unified Patent Court ((2013/C 175/01), 20.6.2013, OJEU 175/1).
1.188.“U.S. Bankruptcy Code” has the meaning set forth in Section 13.4.
1.189.“Valid Claim” means a claim of any (a) United States or foreign pending patent application that has not, in the country in question, been finally cancelled, finally rejected, withdrawn, expired or abandoned, without the opportunity for appeal or (b) issued and unexpired Patent, where the claim (i) has not been subject to irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer, (ii) is neither admitted to be invalid or unenforceable through reissue nor subject to ongoing reissue proceedings and (iii) has not been held permanently revoked, invalid or unenforceable by a holding, finding or decision of a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal; provided that Valid Claim shall exclude any such pending claim that has not been granted within [**] following the earliest priority filing date for such application unless and until such pending claims are granted.
1.190.“Voting Stock” has the meaning set forth in the definition of “Change of Control.”
1.191.“[**]” has the meaning set forth in [**].”
1.192.“[**]” means [**].
1.193.“[**]” means [**].
1.194.“Xilio” has the meaning set forth in the preamble hereto.
1.195.“Xilio CT Know-How” means any CT Know-How, including any Combination Clinical Data, that [**].
1.196.“Xilio CT Patent” means any CT Patent that [**].
1.197.“Xilio Indemnitees” has the meaning set forth in Section 12.1.
1.198.“Xilio Obligations” has the meaning set forth in Section 15.7.
1.199.“Xilio Ongoing Activities” has the meaning set forth in Section 5.2.1.
1.200.“Xilio Parent” has the meaning set forth in the preamble hereto.
1.201.“XTX301” means the [**].
1.202.“[**]” means [**].
ARTICLE 2
GOVERNANCE
2.1.Joint Steering Committee.
2.1.1.Membership. Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to coordinate, oversee and, as applicable, approve Xilio’s Development and Manufacturing activities related to the IL-12 Molecules and IL-12 Products in accordance with this Article 2. The JSC shall consist of [**] representatives from each Party (or such other number as the Parties may agree). Each Party shall designate one (1) of its representatives of the JSC as a co-chairperson of the JSC (each, a “JSC Co-Chairperson”). Each Party may replace its appointed JSC representatives at any time upon reasonable written notice to the other Party. The JSC Co-Chairpersons, in consultation with the Alliance Managers, shall have the following roles and responsibilities: (a) to call meetings, send notice of each such meeting and designate the time, date and place of each such meeting; (b) to convene or poll the representatives by other permitted means; and (c) to approve (including via email) the final minutes of any meeting of the JSC. The JSC Co-Chairpersons shall have no other authority or special voting power.

2.1.2.Responsibilities. The responsibilities of the JSC shall be:

(a)[**];

[**]; and

(j)to perform such other functions as expressly set forth in this Agreement or as appropriate to further the purposes of this Agreement, as determined by the Parties.

2.1.3.Decision-Making. The JSC shall make decisions unanimously, with each Party’s representatives collectively having one (1) vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one representative appointed by each Party. In the event the JSC cannot reach agreement regarding any matter within the JSC’s authority for a period of [**], then either Party may elect to submit such matter to the Parties’ Executive Officers, and if a Party makes an election to refer a matter to the Executive Officers, then the Executive Officers shall [**]. If the Executive Officers are unable to reach consensus on any such matter within [**] after its submission to them, then, subject to Section 2.1.4, such matter shall be resolved in accordance with the provisions of this Section 2.1.3:

(a)prior to the Continuation Date:

(i)subject to Section 2.1.4, Gilead shall have the final decision-making authority for [**];
(ii)subject to Section 2.1.4, Xilio shall have final decision-making rights with respect to [**]; and
(iii)except as set forth in clause (i) or (ii), neither Party shall have final decision-making rights with respect to all other matters within the jurisdiction of the JSC (and such matters shall not be resolved, and the status quo shall remain, without written agreement of the Parties at the JSC), including: [**].

(b)From and after the Continuation Date:

(i)neither Party shall have final decision-making rights with respect to (and any such matter shall not be resolved, and the status quo shall remain, without written agreement of the Parties at the JSC) [**]; and

(ii)except as set forth in clause (i) and subject to Section 2.1.4, [**].

For clarity, subject to the foregoing provisions of this Section 2.1.3, each Party will have final decision-making authority over [**].

2.1.4.Limitations. Notwithstanding Section 2.1.3, no Party may, without the other Party’s prior written consent, exercise its final decision-making authority on any matters in a manner that (a) requires that the other Party take or decline to take any action that would result in a violation of Applicable Laws or any agreement with any Third Party that exists as of the Effective Date or is otherwise entered into after the Effective Date in accordance with this Agreement or the infringement of intellectual property rights of any Third Party, (b) reduces the other Party’s rights under this Agreement, or (c) updates or amends the then-current Development Plan in a manner that would increase the other Party’s total Out-of-Pocket Costs, in the aggregate, by [**] of the total Out-of-Pocket Costs that were included in the last budget provided to the JSC and corresponding to the most recent Development Plan approved by the JSC without a Party’s exercise of its final decision-making right in Section 2.1.3. The JSC shall have no authority other than that expressly set forth in Section 2.1.2 and, specifically, shall have no authority to (v) make a decision that is expressly stated to require the consent or approval of the other Party in this Agreement, (w) make a determination as to whether a particular milestone or other criteria has been achieved or that any of a Party’s obligations under this Agreement have been fulfilled, (x) amend or add to a Party’s consent or approval rights, (y) amend, modify or waive compliance with this Agreement, each of which may only be amended or modified as provided in Section 15.6 or compliance with which may only be waived as provided in Section 15.9, or (z) determine whether or not a breach of this Agreement has occurred.
2.1.5.JSC Meetings. No later than [**] after the Effective Date, the JSC shall hold a meeting to establish the JSC’s operating procedures, and the JSC shall meet [**] thereafter, unless the Parties agree in writing to a different frequency. Additional meetings of the JSC may be held with the consent of each Party (such consent not to be unreasonably withheld, conditioned or delayed), as required under this Agreement or to resolve any matter or dispute referred to the JSC in accordance with this Agreement. In the case of any matter or dispute referred to the JSC, such meeting shall be held within [**] following such referral to the JSC. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend JSC meetings with prior notice and with respect to any consultants, prior consent, of the other Party; provided, however, that such attendees: (a) shall not vote; (b) shall not be counted when determining whether a quorum exists at any such meeting; and (c) shall be bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 10. A JSC meeting may be held either in person or by audio, video or internet teleconference with the consent of each Party. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the JSC meetings.
2.1.6.Duration and Scope of JSC and Subsequent Information Sharing. The JSC shall continue to exist until the first to occur of (a) completion of the Xilio Ongoing Activities described in clause (a) or clause (b) of the definition thereof, (b) the Parties agreeing in writing to disband the JSC, (c) termination of this Agreement in accordance with the terms hereof and (d) [**]. Upon the occurrence of any of the foregoing, (i) the JSC shall disband, have no further responsibilities or authority under this Agreement and shall be considered dissolved by the Parties; (ii) any requirement of a Party to provide Information or other materials to the JSC shall be deemed a requirement to provide such Information or other materials to the other Party; and (iii) [**].
2.2.Additional Subcommittees and Working Groups.  The JSC may establish other subcommittees or working groups as needed to further the purposes of this Agreement, including any responsibilities assigned to the JSC under this Agreement; provided, however, that the JSC shall not delegate its dispute resolution authority. The purpose, scope and procedures of any such subcommittee or working group shall be agreed in writing by the JSC.
2.3.Alliance Managers.  Promptly following the Effective Date, each Party shall designate in writing (which may be via email) an Alliance Manager to serve as the primary point of contact for the Parties regarding all activities contemplated under this Agreement. Each Alliance Manager shall, among other things: (a) facilitate communication and coordination of the Parties’ activities under this Agreement relating to the IL-12 Molecules and the IL-12 Products; (b) coordinate meetings between members of each Party’s Development Plan teams; and (c) attempt to resolve conflicts with respect to the Development Plan. The Alliance Managers shall be non-voting members of the JSC. The Alliance Managers shall be allowed to attend meetings of the JSC, as well as any subcommittee or working group established by the JSC of which the Alliance Manager is not a member. From time to time, each Party may substitute its Alliance Manager at any time upon written notice to the other Party.
2.4.[**].
ARTICLE 3
DEVELOPMENT PERIOD
3.1.Development Plan.
3.1.1.Attached hereto as Schedule 1.60 is the initial Development Plan. The JSC shall review the Development Plan [**] for the purpose of considering appropriate amendments thereto, and either Party, through its representatives on the JSC, may propose amendments to the Development Plan at any time, provided that no amendment to the Development Plan shall be effective until it is approved by the JSC in accordance with Section 2.1.3. Once approved by the JSC, each amended Development Plan shall replace the prior Development Plan. For clarity, [**]. At least once per Calendar Year, [**].
3.1.2.Without limiting Section 3.1.1, the Parties acknowledge and agree that (a) notwithstanding anything to the contrary herein, [**] and (b) the Development Plan as of the Effective Date contains clinical trial(s) (or arms thereof) that are not yet set forth in the protocol for such clinical trial(s) [**], and the JSC shall develop and approve [**], in each case, for incorporation into the Development Plan. For clarity, [**].
3.1.3.Neither Party shall perform any Development activities with respect to any IL-12 Molecule or IL-12 Product during the Development Period that are not set forth in the Development Plan.
3.2.Performance; Costs.  Xilio shall [**]; provided that Xilio shall not be held liable or responsible for any delay or failure to perform any Development activities under the Development Plan to the extent such delay or failure is attributable to [**]. Except as otherwise agreed in writing by the Parties, Xilio shall bear all costs and expenses incurred by or on behalf of it in the performance of the Development activities in the Territory set forth in the Development Plan. Xilio shall perform, or cause to be performed, any such Development activities [**] to complete such Development activities in accordance with the Development Plan.
3.3.Subcontracting.  Prior to the Continuation Date, Xilio shall [**]; provided that [**]. From and after the Continuation Date, Xilio shall [**]. As between the Parties, Xilio shall (a) be responsible for the acts and omissions of its subcontractors and (b) ensure that its Third Party subcontractors comply with the applicable terms and conditions of this Agreement, including Article 9 (including supporting all grants and assignment of rights and ownership hereunder) and Article 10.
3.4.Combination Arm.
3.4.1.Generally.
(a)Sites. Notwithstanding any provision to the contrary in this Agreement, Xilio shall [**].
(b)Informed Consent. Xilio shall [**]. Any proposed changes to the template informed consent form requested by an institutional review board or Combination Study site that would [**]. Xilio shall consider in good faith any comments provided by Gilead and shall incorporate any reasonable comments provided by Gilead with respect to [**]. Xilio shall ensure that each informed consent form for the Combination Arm [**].

(c)Use of Combination Samples from Patients in the Combination Arm. Xilio shall [**].
(d)Sample Analysis Results. Xilio shall provide to Gilead any Combination Sample Analysis Results generated by or on behalf of Xilio, [**] after the Continuation Date or, if such Combination Sample Analysis Results are generated after the Continuation Date, then [**].
3.4.2.Data and Information Sharing.
(a)Pharmacovigilance Agreement. Prior to [**], the Parties shall enter into a pharmacovigilance agreement to ensure the exchange of relevant safety data with respect to the Combination Therapy within appropriate timeframes and in appropriate format to enable the Parties to fulfill their respective regulatory reporting obligations and to facilitate appropriate safety reviews, all in accordance with Applicable Laws (“Pharmacovigilance Agreement”). From and after the effective date thereof, each Party shall perform its obligations under the Pharmacovigilance Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Pharmacovigilance Agreement, the terms of the Pharmacovigilance Agreement shall control to the extent related to pharmacovigilance matters, and the terms of this Agreement shall control in all other respects. Without limiting the foregoing, any disagreement regarding pharmacovigilance matters under the Pharmacovigilance Agreement shall be resolved in accordance with the applicable dispute resolution mechanism set forth in the Pharmacovigilance Agreement.
(b)Final Study Report. Without limiting Section 3.9, [**], Xilio shall provide Gilead with [**], and Gilead shall [**]. Xilio shall consider in good faith any comments provided by Gilead and shall incorporate any comments provided by Gilead with respect to [**]. Xilio shall provide to Gilead [**]. Notwithstanding the foregoing, if [**], then the Parties shall [**].
(c)[**].
3.4.3.Compliance.
(a)Financial Disclosure. Xilio shall (i) track and collect financial disclosure information from all “clinical investigators” involved in the Combination Arm and (ii) subject to Section 3.5, prepare and submit the certification or disclosure of the same in accordance with all Applicable Law, including 21 C.F.R. Part 54 (Financial Disclosure by Clinical Investigators) and related FDA guidance documents. Prior to the initiation of clinical activities under the Combination Arm, but in any event within [**] or such other date as the Parties may agree in writing, the Parties shall determine whether Xilio shall track and collect from all “clinical investigators” involved in the Combination Arm separate certification or disclosure forms for each of Gilead and Xilio or one (1) “combined” certification or disclosure form for both Gilead and Xilio. For purposes of this Section 3.4.3(a), the term “clinical investigators” shall have the meaning set forth in 21 C.F.R. 54.2(d).
(b)Transparency Reporting. The Parties acknowledge that Gilead may be required to disclose certain payments and other transfers of value, including [**] made to health care professionals (including investigators, steering committee members, data monitoring committee members and consultants) in connection with the Combination Arm in accordance with reporting requirements under Applicable Law, including the federal Open Payments Program and state and foreign laws, the European Federation of Pharmaceutical Industries and Associations Disclosure Code, and Xilio shall be solely responsible for providing such information to Gilead in a form and manner and on a timeline reasonably specified by Gilead.  [**] Xilio shall provide to Gilead, in writing, Xilio’s point of contact for purposes of receiving information from Gilead pursuant to this Section 3.4.3(b) along with such contact’s full name, email address and telephone number. Where applicable, Gilead shall provide to such Xilio contact all information regarding [**] required for such reporting. Xilio acknowledges that, notwithstanding any provision to the contrary in this Agreement, information about the payments and reimbursements provided hereunder may be disclosed without notice by Gilead and may be made publicly available by the recipient federal or state agency, in each case, to the extent required by Applicable Law.
(c)Clinical Trial Registry. Xilio shall register the Combination Arm with the Clinical Trials Registry located at www.clinicaltrials.gov as well as the EudraCT database (and any other foreign equivalent) and shall list Gilead as a collaborator with respect to the Combination Arm; provided, however, that the content and wording of any such listing shall be approved by Gilead in writing prior to such registration, such consent not to be unreasonably withheld, conditioned or delayed.
3.4.4.No Exclusivity. Subject to each Party’s obligations under Section 3.1.3, Article 9 and Article 10 and Xilio’s obligations in Section 5.6 and the License grant in Section 5.1, nothing in this Agreement is intended or shall be construed to create any exclusive relationship between the Parties or otherwise prohibit or restrict either Party, directly or indirectly, from developing, commercializing or otherwise pursuing any product, program, technology or process, whether or not similar to or competitive with the Combination Therapy or any other product, program, technology or process.
3.5.Regulatory.  Prior to the Continuation Date:
3.5.1.As between the Parties, Xilio shall have the sole right to prepare, obtain and maintain INDs and other Regulatory Documentation and other submissions to Regulatory Authorities in the Territory and to conduct communications with the Regulatory Authorities in the Territory for IL-12 Products, including with respect to the Combination Arm.
3.5.2.Xilio shall provide Gilead with all Regulatory Documents for IL-12 Products [**] (and (a) in the case of any IND, [**] and (b) in the case of other filings or communications (including any IND or protocol amendment filing), [**] (or, if less, the longest reasonably possible time period consistent with any deadline specified by the applicable Regulatory Authority)) of the submission thereof for Gilead’s review and comment. Xilio shall consider in good faith any such comments of Gilead, and to the extent such filing, communication or document [**] not proceed with such filing, communication or document unless and until such filing, communication or document is approved by Gilead in writing; provided that nothing set forth herein will prohibit Xilio from taking such actions necessary to comply with its obligations under Applicable Law or requirements of any Regulatory Authority. Xilio shall provide to Gilead an as-filed copy of any such regulatory filing, communication or document promptly after it is made.
3.5.3.Xilio shall provide Gilead with prior written notice of any scheduled meeting, conference or discussion (including any advisory committee meeting) with a Regulatory Authority with respect to any IL-12 Product within [**] after Xilio or its Affiliate first receives notice of the scheduling of such meeting, conference or discussion (or within such shorter period as may be necessary in order to give Gilead a reasonable opportunity to attend such meeting, conference or discussion). Upon Gilead’s request, to the extent reasonably practicable, Gilead shall have the right to [**]; provided that if Gilead [**].
3.5.4.In connection with any filing, meeting or other communication (written or oral) to any Regulatory Authority, Xilio shall [**].
3.5.5.Without limiting the foregoing, each Party shall provide to the other Party a copy of any written communication received by such Party from any Regulatory Authority with respect to the IL-12 Products (including the Combination Arm and Combination Therapy) [**].

3.6.Transfer of Materials. Prior to the Continuation Date, Xilio shall transfer to Gilead or its designee [**] of materials (including the IL-12 Molecules and IL-12 Products) as Gilead may request [**] (the “Transferred Xilio Materials”) [**]. Until the Continuation Date, Gilead shall only use the Transferred Xilio Materials: [**].
3.7.Gilead Step-In.  If, at any time during the Development Period, [**] Gilead shall have the right, upon written notice to Xilio [**] to elect to conduct the activities to be conducted by Xilio under the Development Plan as of the date of such notice [**] (the “Step-In Activities”) itself in accordance with this Section 3.7.
3.7.1.If Gilead provides such notice, then (a) Xilio shall [**] to conduct such Step-In Activities, including that [**].
3.7.2.If Gilead exercises its step-in right pursuant to this Section 3.7 and does not provide a Continuation Notice prior to the end of the Development Period, then Gilead shall [**].
3.8.Records.  Xilio shall maintain, in good scientific manner, complete and accurate books and records pertaining to its Development activities, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be appropriate for patent and regulatory purposes, in compliance with Applicable Law and that properly reflect all work done and results achieved in the performance of such activities. Such books and records shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement. Such books and records shall be retained by Xilio for [**] or for such longer period as may be required by Applicable Law. Gilead shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of Xilio maintained pursuant to this Section 3.8; provided that (a) Gilead shall maintain such records in confidence in accordance with Article 10 and (b) such inspections may not (i) be conducted for any Calendar Quarter [**], (ii) be conducted [**] or (iii) be repeated for any Calendar Quarter. Without limiting the foregoing, Xilio shall provide Gilead with access to or copies of any such records relating to the Combination Arm or, from and after the Continuation Date, relating to the IL-12 Molecules or IL-12 Products, in each case, as reasonably requested by Gilead from time to time.
3.9.Reports.  Without limiting Section 3.8 or Section 4.3, [**] during which Xilio performs any Development activities, Xilio shall provide to Gilead a detailed report of such activities it has performed, or caused to be performed, since the preceding report, its activities in process, the future activities it expects to initiate during [**] and all Information (including all Combination Clinical Data) from Development activities performed under the Development Plan. Without limiting the foregoing, Xilio shall [**].
ARTICLE 4
DATA PACKAGE; CONTINUATION NOTICE
4.1.Submission of Data Package; Continuation Notice.
4.1.1.Delivery of Data Package.
(a)Within [**] after the Data Package Trigger Date [**], Xilio shall deliver to Gilead the Data Package and shall provide Gilead with electronic access to all data and other Information included or referenced in such Data Package, in each case, in a form and format agreed by the JSC.
(b)Gilead will [**] either (i) confirm to Xilio that such Data Package is complete, or (ii) [**]. If Gilead [**], then Xilio shall [**] provided that, for clarity, Xilio shall not have any obligation under this Section 4.1.1(b) to perform any Development activities other than those set forth in the Development Plan as of the Data Package Trigger Date. In addition, Xilio shall [**] such other Information relating to its then-current or previously completed Development activities that is in the possession or control of Xilio or any of its Affiliates as Gilead may reasonably request, which requests, for clarity, shall not extend the Development Period or be deemed part of the Data Package.
4.1.2.Continuation Notice.
(a)At any time prior to expiration of the Development Period, Gilead shall have the right to deliver a written notice to Xilio that it desires to continue the further Development and other Exploitation of IL-12 Molecules and IL-12 Products (the “Continuation Notice”) in accordance with Section 15.5, in which case Xilio will provide an invoice to Gilead for the Continuation Fee within [**] after Xilio’s receipt of the Continuation Notice, and Gilead shall pay to Xilio the non-refundable and non-creditable Continuation Fee within [**] after the receipt of such invoice.
(b)From and after the Continuation Date, subject to the terms of this Agreement, including Section 4.3.3, Gilead shall have sole control of the Development, Manufacture, Commercialization and Exploitation of all IL-12 Molecules and IL-12 Products and, subject to Xilio’s performance of the Xilio Ongoing Activities, shall have the right to perform all global Development, Manufacture and Commercialization of the IL-12 Molecules and IL-12 Products thereafter.
4.2.Expiration of Development Period Without Continuation Notice.  If Gilead does not provide a Continuation Notice on or before the end of the Development Period in accordance with Section 4.1.2, then this Agreement shall be deemed to be terminated in its entirety pursuant to Section 13.2.3; provided that the effective date of termination in such case will be the date of expiration of the Development Period.
4.3.Transfers at Continuation Date.  After the Continuation Date, Xilio shall (and shall cause its Affiliates to) cooperate with Gilead (and its designees) and provide reasonable assistance and technology transfers of the items and support set forth below in this Section 4.3 to Gilead (and its designees) to enable Gilead (and its designees) to Develop, Manufacture, Commercialize and otherwise Exploit the IL-12 Molecules and IL-12 Products, including by (a) providing Gilead (and its designees) such assistance with respect to Development (including regulatory) and Manufacturing matters related to such IL-12 Molecules and IL-12 Products [**], and (b) providing Gilead (and its designees) with [**] to Xilio personnel (and personnel of its Affiliates and Third Party subcontractors) involved in the Exploitation of IL-12 Molecules or IL-12 Products to assist Gilead (and its designees) with Development (including regulatory) and Manufacturing matters and to answer questions related to such IL-12 Molecules and IL-12 Products.  [**] the JSC shall develop and, subject to Section 2.1.3(b)(ii), approve a written plan to operationalize the transition obligations of the Parties set forth in this Section 4.3; provided that [**]. The Parties shall perform each activity allocated to such Party under the transition plan and implement each transfer to Gilead or its designee in accordance with the transition plan. Except as set forth in Section 4.3.3, if applicable, each Party shall be responsible for its costs incurred in connection with performing its activities under the transfer plan. Without limiting the foregoing:
4.3.1.Licensed Know-How and Regulatory Documentation. Xilio shall, and shall cause its Affiliates to, disclose or make available to Gilead, to the extent not previously provided, in such form and format as Gilead may reasonably request (including by providing copies thereof), all (a) Licensed Know-How and (b) Regulatory Documentation in Xilio’s or its Affiliates’ possession or control, in each case ((a) and (b)), (i) that is in existence as of the Continuation Date, including Assigned Regulatory Documentation, [**] or (ii) that comes into existence after the Continuation Date, [**]. Without limiting the foregoing, Xilio shall, [**] after the Continuation Date, provide to Gilead (x) all non-clinical data, research and analyses with respect to the Development of the IL-12 Molecules and IL-12 Products and all Regulatory Documentation via a secure file transfer service and in a format designated by and reasonably acceptable to Gilead, and (y) copies of all correspondence, as of the Continuation Date, to and from any Regulatory Authority that relates to the IL-12 Molecules.
4.3.2.Product Agreements. With respect to any agreements (including any statements of work or other ancillary agreements) with a Third Party (including any such agreement with any Third Party manufacturer) specifically relating to the Development, Manufacture or Commercialization of any IL-12 Molecule or IL-12 Product to which Xilio or any of its Affiliates is a party (excluding any in-license agreements pursuant to which Xilio solely obtains a license or other rights to a Third Party Right and does not otherwise collaborate with, or perform or receive services or goods from, such Third Party with respect to the Development, Manufacture or Commercialization of any IL-12 Molecule or IL-12 Product under such agreement) (each, a “Product Agreement”), upon Gilead’s request after the Continuation Date, Xilio shall (a) assign to Gilead such Product Agreement solely to the extent applicable to the IL-12 Molecules and IL-12 Products, (b) facilitate, cooperate with and assist Gilead in entering into its own agreement with such Third Party or (c) terminate such Product Agreement solely to the extent applicable to IL-12 Molecules and IL-12 Products; provided that to the extent that the assignment by Xilio of any Product Agreement pursuant to this Section 4.3.2 requires the separation of such agreement into an agreement that is retained by Xilio or such Affiliate and an agreement that is assignable to (or entered into by) Gilead, or the assignment of a statement of work or other ancillary agreement to Gilead and the retention by Xilio of a master agreement relating to such statement of work or other ancillary agreement, the Parties will reasonably cooperate to negotiate such separation as soon as practicable, provided that [**]. Notwithstanding any provision to the contrary set forth in this Agreement, if the performance of any Xilio Ongoing Activities requires the retention by Xilio of a Product Agreement, then Xilio shall [**]. Without limiting the foregoing, the Parties will cooperate reasonably to take any actions with respect to the Product Agreements that are necessary to provide the rights granted to Gilead under Section 3.7.1(c) and this Section 4.3.2 with respect to the Product Agreements.
4.3.3.Clinical Trials. Promptly after the Continuation Date, with respect to any clinical trials being conducted by or on behalf of Xilio or its Affiliates as of the Continuation Date, Xilio shall[**], (a) if Xilio has not completed the activities set forth under the Development Plan as of the Continuation Date, then Xilio shall continue to complete the Development activities set forth in such Development Plan (including survival follow-up) in accordance with Section 3.2, [**], (b) unless expressly prohibited by any Regulatory Authority, transfer control to Gilead of such clinical trial(s) and continue to conduct such clinical trial(s) until such transfer is completed to enable such transfer to be completed without interruption of any such clinical trial(s); provided that with respect to each clinical trial for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Xilio or its Affiliates shall continue to conduct such clinical trial to completion or (c) wind down such clinical trial(s) (with due regard for patient safety and the rights of any subjects that are participating in any such clinical trial(s)). If, after the Continuation Date, [**], then Gilead shall [**].
4.3.4.Global Safety Database. Promptly after the Continuation Date, Xilio shall transfer to Gilead the global safety database and datasets for the IL-12 Products. Following such transfer, Gilead shall hold and maintain (at Gilead’s cost and expense) the global safety database for IL-12 Products. Xilio shall provide Gilead with all information necessary for Gilead to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States), from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies with an IL-12 Product, in each case, in the form reasonably requested by Gilead. If Gilead determines that a pharmacovigilance agreement is necessary with respect to Gilead’s ongoing Development of IL-12 Products, the Parties shall negotiate in good faith and execute a written pharmacovigilance agreement with respect to the IL-12 Products. Such agreement shall (a) provide that Gilead shall hold and control the maintenance of the global safety database for the IL-12 Products and (b) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication and exchange (as between the Parties) of adverse event reports, pregnancy reports and any other information concerning the safety of the IL-12 Products.
4.3.5.Transfer of Inventory. Promptly after the Continuation Date, Xilio shall (a) provide Gilead with a written summary of all of the inventory of IL-12 Molecules and IL-12 Products [**], which summary will include a description of the remaining shelf-life of such inventory of IL-12 Molecules and IL-12 Products and (b) as and to the extent requested by Gilead in its sole discretion, either (i) deliver to Gilead [**] at a location designated by Gilead [**] other than any such inventory needed to complete the Xilio Ongoing Activities or (ii) destroy such inventory, other than any such inventory needed to complete the Xilio Ongoing Activities, and provide Gilead written certification of such destruction.
4.3.6.Patents. Xilio shall assist and cooperate with Gilead, as Gilead may reasonably request, in the transition of the prosecution, maintenance, enforcement and defense of the Product Patents from Xilio to Gilead. Within [**] after the Continuation Date, Xilio shall transfer to Gilead all documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Product Patents; provided that Xilio shall not be obligated hereunder to transfer any privileged communications between counsel and Xilio related to such documents or materials until such time as the Parties put in place procedures to safeguard privilege, including if applicable, by entering into a common interest agreement or equivalent.
4.3.7.Costs and Expenses. Except as otherwise expressly set forth in Section 4.3.3, each Party shall be solely responsible for the costs and expenses it incurs in connection with its activities set forth in this Section 4.3.
ARTICLE 5
GRANT OF RIGHTS
5.1.Grants to Gilead.  Subject to the terms and conditions of this Agreement, Xilio (on behalf of itself and its Affiliates) grants to Gilead an exclusive (including with regard to Xilio and its Affiliates), non-transferable (except in accordance with Section 15.3) license (or sublicense), with the right to grant sublicenses in accordance with Section 5.3, under the Licensed Patents, the Licensed Know-How and Xilio’s interests in the Joint Patents and the Joint Know-How to (a) Exploit the IL-12 Molecules and IL-12 Products in the Field in the Territory and (b) otherwise exercise Gilead’s rights in accordance with Article 9 (the license in this Section 5.1, the “License”).
5.2.Grants to Xilio.  Subject to the terms and conditions of this Agreement, Gilead (on behalf of itself and its Affiliates) hereby grants to Xilio:
5.2.1.a non-exclusive, non-sublicensable, worldwide, royalty-free sublicense under the Licensed Know-How, Licensed Patents and Xilio’s interest in the Joint Patents and the Joint Know-How, in each case, as licensed to Gilead pursuant to the License in Section 5.1, solely to perform (a) the Development activities set forth in the Development Plan as set forth in Section 3.2, (b) the transition activities set forth in Section 3.7, Section 4.3 and Section 6.4, and (c) the Manufacturing activities set forth in Section 6.1 and Section 6.2 (clauses (a)-(c), the “Xilio Ongoing Activities”) and (d) otherwise exercise Xilio’s rights in accordance with Article 9.
5.2.2.a non-exclusive, non-sublicensable, worldwide, royalty-free (a) license under (i) any Patent Controlled by Gilead that Covers the Combination Therapy, (ii) any Gilead CT Know-How and

(iii) any Gilead CT Patents and (b) “right of reference” as defined in 21 C.F.R. 314.3(b), or similar “right of reference” as defined in applicable regulations of jurisdictions outside the United States, with respect to any Regulatory Documentation Controlled by Gilead with respect to [**], in each case ((a) and (b)), solely for the purposes of (A) conducting the Combination Arm in accordance with this Agreement and the protocol for the Combination Arm, and (B) performing its activities under the sample analysis plan for the Combination Arm in accordance therewith. For clarity, (1) the foregoing sentence is not intended and shall not be construed to grant to Xilio any license or right of reference for the Restricted Purpose, and (2) nothing in this Agreement shall grant Xilio any right to directly access any chemistry, manufacturing and controls data in any Regulatory Documentation with respect to [**].
5.3.Sublicenses.  Gilead shall have the right to grant sublicenses, through multiple tiers of sublicensees, under the License granted in Section 5.1, to its Affiliates and other Persons; provided that (a) any such sublicenses shall not be inconsistent with the terms and conditions of this Agreement, and (b) Gilead shall remain responsible for performance of its obligations under this Agreement and shall be responsible for all actions of each such Sublicensee as if such Sublicensee were the Party hereunder. Gilead will notify Xilio promptly in writing after the execution of any such sublicense to a Sublicensee of material Commercialization rights in one (1) or more countries for one (1) or more IL-12 Products.
5.4.Retention of Rights.
5.4.1.Except as expressly provided herein, Xilio grants no other right or license, including any rights or licenses to the Licensed Patents, the Licensed Know-How, Xilio’s interest in the Joint Patents and the Joint Know-How or any other Patent or intellectual property rights not otherwise expressly granted herein.
5.4.2.Except as expressly provided herein, Gilead grants no right or license, including any rights or licenses to the Assigned Regulatory Approvals, Assigned Regulatory Documentation or any Patent or intellectual property rights not otherwise expressly granted herein.
5.5.[**].
5.6.Exclusivity; Change of Control.
5.6.1.Exclusivity. In any country in the Territory, during the Term of this Agreement, Xilio shall not, and shall cause its Affiliates not to, (a) directly or indirectly, develop, manufacture or commercialize or (b) license, authorize, permit, appoint or otherwise enable any Third Party to, directly or indirectly, develop, manufacture or commercialize, in either case ((a) or (b)), any Competing Product, except for the performance of Xilio’s activities under and in accordance with this Agreement.
5.6.2.Change of Control.
(a)If, during the Term, Xilio or any of its Affiliates undergoes any Change of Control, then (i) Xilio shall provide Gilead with written notice of such Change of Control of Xilio [**] and (ii) Gilead shall have the right [**] by written notice, which notice must be delivered to Xilio (or its successor) [**], to (A) require Xilio and the Change of Control party to adopt Firewall Procedures to prevent disclosure of Product Information to the Change of Control party or any of its Affiliates (other than Xilio) and (B) if such Change of Control occurs during the Development Period [**] (but for clarity, not Xilio or any of its Affiliates prior to such Change of Control or any of their successors or assigns) (each, a “Pre-Existing Entity” and collectively, the “Pre-Existing Entities”) [**].

(b)Notwithstanding Section 5.6.1, subject to the remainder of this Section 5.6.2(b), if during the Term, Xilio or any of its Affiliates undergoes a Change of Control and any Pre-Existing Entity [**], then Xilio shall not be in violation of Section 5.6.1 [**], unless and until Xilio fails to comply with the following terms and conditions:
(i)Xilio shall provide Gilead with written notice [**] whether it intends to: [**].
(ii)If Xilio notifies Gilead in writing [**] that it intends to [**], then Xilio or its Affiliate, shall: (A) [**] after Xilio’s delivery of such written notice to Gilead [**]; and (B) [**].
(iii)If Xilio notifies Gilead in writing [**] that it intends to Divest the Competing Program, then Xilio or its relevant Affiliate shall [**]; provided, however, that [**].
(iv)If (A) Xilio notifies Gilead [**] that it intends to implement and maintain Firewall Procedures [**], then the following shall apply during the Term, or (B) Xilio notifies Gilead [**] that it [**]: Xilio shall, and shall cause its Affiliates to, implement reasonable internal safeguards to: (1) ensure that the Pre-Existing Entities (and any successor thereto) do not obtain any rights or access to, or employ or benefit from the services of any Person who has access to, the Confidential Information of Gilead or its Affiliates or any other Information generated under or in connection with this Agreement or in the Development or Manufacture of IL-12 Molecules or IL-12 Products; (2) [**]; and (3) [**] (clauses (1)-(3), “Firewall Procedures”).
5.6.3.Acknowledgement. Xilio acknowledges and agrees that [**].
5.7.Existing Agreements; Product Agreements.  Xilio shall not, and shall cause its Affiliates not to, (a) enter into any subsequent agreement or understanding with any Third Party to an Existing Agreement that modifies, amends or terminates any such Existing Agreement, or waives any right or obligation thereunder or (b) without limiting Section 3.3, enter into any new Product Agreement, in each case ((a) and (b)), in any manner that would adversely affect, in any material respect, Gilead’s rights or interests under this Agreement or would impose any obligation on Gilead (including in the event of the occurrence of the Continuation Date) without Gilead’s prior written consent. Xilio shall not, and shall cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause breach or termination of any of its Existing Agreements or Product Agreements where such breach or termination would adversely affect, in any respect, Gilead’s rights or interests under this Agreement or impose any obligation on Gilead (including in the event of the occurrence of the Continuation Date). Xilio shall promptly provide Gilead with notice of any alleged, threatened or actual breach of any Existing Agreement or Product Agreement. During the Development Period, without limiting Section 3.3, Xilio shall ensure that the terms of any new Product Agreement are consistent with this Agreement. Xilio shall promptly provide Gilead with notice and a copy of each such Product Agreement entered into by Xilio or any of its Affiliates.
ARTICLE 6
MANUFACTURING AND SUPPLY
6.1.Development Plan Supply.
6.1.1.Prior to the Continuation Date, Xilio shall be solely responsible, at its sole cost and expense, for supplying quantities of IL-12 Molecules and IL-12 Products as may be required for its performance of Development activities set forth in the Development Plan. Without limiting Section 6.2, if

(a) the Continuation Date occurs (or Gilead exercises its step-in right pursuant to Section 3.7) prior to Xilio’s completion of Development activities set forth in the Development Plan, then Xilio shall supply clinical quantities of the IL-12 Molecules and IL-12 Products for use by Gilead in the completion of such Development activities at a price equal to [**] or (b) during the Development Period, Gilead reasonably requests that Xilio Manufacture and supply clinical quantities of the IL-12 Molecules and IL-12 Products to prepare for the conduct of Development activities following the Continuation Date, Xilio shall [**]; provided that, with respect to this clause (b), [**].
6.1.2.[**].
6.2.Post-Continuation Date Supply.  After the Continuation Date, until the earlier of (a) [**] after the Continuation Date and (b) [**] Xilio shall supply clinical quantities of the IL-12 Molecules and IL-12 Products for use by Gilead in the Development of IL-12 Products as contemplated hereunder at a price equal to [**].
6.3.Supply Terms. If either Party supplies clinical quantities of the IL-12 Molecules, IL-12 Products or [**] for use by the other Party in the Development of IL-12 Products as set forth in Section 6.1 or Section 6.2, the following shall apply:
6.3.1.The supplying Party shall Manufacture (or have Manufactured) all such IL-12 Molecules, IL-12 Products or [**], as applicable, in accordance with Applicable Law and any applicable manufacturing and quality agreements and, for purposes of Xilio’s supply to Gilead, shall only use Third Party contract manufacturers that are used by Xilio as of the Effective Date or are approved by Gilead in writing in advance. The supplying Party represents and warrants that each IL-12 Molecule, IL-12 Product or [**] supplied to the other Party (a) will be Manufactured in accordance with Applicable Law, including current good manufacturing practices, (b) will not be adulterated or misbranded under the FFDCA and may be introduced into interstate commerce pursuant to the FFDCA and (c) complies with the applicable specifications with respect thereto in the then-current IND for the IL-12 Product or [**], as applicable.
6.3.2.Gilead and Xilio will use good faith efforts to negotiate and execute [**] an agreement for the Manufacture and supply (a) to Gilead of the IL-12 Molecules and IL-12 Products as set forth above or (b) to Xilio of [**] as set forth above (each of (a) and (b), a “Supply Agreement”), which Supply Agreement will include customary terms for supply of material to a collaboration partner for clinical trials, including a related quality agreement. Each Supply Agreement (and any quality agreement) will be subordinate to this Agreement.
6.4.Manufacturing Technology Transfer.  Without limiting the generality of the obligations in Section 4.3, [**] Xilio shall transfer to Gilead or its designee all Licensed Know-How relating to the Manufacture of the IL-12 Molecules and the IL-12 Products and all intermediates and components thereof, including the then-current process for the Manufacture of the IL-12 Molecules and IL-12 Products (the “Manufacturing Process”), and provide such support as may be necessary or useful to Gilead or its designee to use and practice the Manufacturing Process, including by assisting Gilead or its designee to enter into agreements with any of Xilio’s Third Party manufacturers (such transfer and support, as more fully described in this Section 6.4, the “Manufacturing Technology Transfer”). The Manufacturing Technology Transfer shall be sufficient to enable Gilead or such designee to perform the then-current Manufacturing Process and Manufacture the IL-12 Molecules and IL-12 Products.  [**] the JSC shall develop and, subject to Section 2.1.3(b)(ii), approve a written plan to operationalize the Manufacturing Technology Transfer obligations of the Parties set forth in this Section 6.4 (the “Manufacturing Transition Plan”), which plan will include a detailed budget of the FTE Costs and Out-of-Pocket Costs expected to be incurred in the performance of the activities set forth in the such Manufacturing Transition Plan; provided that [**]. The Parties shall perform each activity allocated to such Party under the Manufacturing Transition

Plan and shall use Commercially Reasonable Efforts to implement the Manufacturing Technology Transfer to Gilead or its designee in accordance with the Manufacturing Transition Plan. Each Party shall be initially responsible for its costs incurred in connection with performing each Manufacturing Technology Transfer and Gilead shall reimburse Xilio for its reasonable and verifiable FTE Costs and Out-of-Pocket Costs incurred in connection with the assistance provided under this Section 6.4 in accordance with Section 6.5. Without limitation to the foregoing, in connection with each Manufacturing Technology Transfer, Xilio shall provide, and shall use commercially reasonable efforts to cause its Third Party manufacturers to provide, such other assistance as Gilead (or its Affiliate or designated Third Party manufacturer, as applicable) may reasonably request to enable Gilead (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice the Manufacturing Process and otherwise to Manufacture IL-12 Molecules and IL-12 Products.
6.5.Transferred Xilio Materials; Manufacturing Technology Transfer Cost Reimbursement. [**] Gilead will reimburse Xilio for its reasonable and verifiable (a) Out-of-Pocket Costs and (b) FTE Costs in excess of [**] FTE hours in the aggregate, in each case ((a) and (b)), incurred by or on behalf of Xilio in connection with its provision of Transferred Xilio Materials pursuant to Section 3.6 or performing the Manufacturing Technology Transfer(s) pursuant to Section 6.4.
6.6.Future Combination Study Supply.  If, at any time after the Continuation Date, Xilio desires to perform a clinical trial of a combination therapy (i.e., a single therapeutic regimen of the concomitant or sequential administration) of (a) XTX301, on the one hand, and (b) a pharmaceutical product owned or controlled by Xilio, on the other hand, then Xilio shall [**]. For clarity, the foregoing does not include clinical trials of a Combination Product as a single pharmaceutical product.
ARTICLE 7
GILEAD DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES
7.1.Gilead Rights.  As between the Parties, from and after the Continuation Date, Gilead shall have the sole right, at its sole cost and expense, to further Develop, Manufacture, Commercialize and otherwise Exploit the IL-12 Molecules and IL-12 Products in the Field in the Territory (subject to Xilio’s performance of the Xilio Ongoing Activities) and will have the sole authority and discretion to make any and all decisions (or take any and all actions) with respect thereto. Without limiting the generality of the foregoing, as between the Parties, Gilead shall have the sole right to (a) file all Regulatory Documentation for Regulatory Approval and make all other filings with the Regulatory Authorities, and to otherwise seek all Regulatory Approvals, for IL-12 Products in the Territory, as well as to conduct all correspondence and communications with Regulatory Authorities regarding such matters, (b) report all adverse events to Regulatory Authorities if and to the extent required by Applicable Law and (c) invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the IL-12 Products in the Territory and perform or cause to be performed all related services. Gilead shall perform, or cause to be performed, all Development, Manufacturing, Commercialization and other Exploitation of the IL-12 Molecules and IL-12 Products in the Field in the Territory in good scientific manner and in compliance with all Applicable Law.
7.2.Regulatory.
7.2.1.Regulatory Documentation; Regulatory Support.
(a)As between the Parties, from and after the Continuation Date, Gilead shall have the sole right to prepare, obtain and maintain all Regulatory Documentation (including all BLAs and Regulatory Approvals) and to prepare other submissions to, and conduct communications with, all

Regulatory Authorities, in each case, for the IL-12 Molecules and IL-12 Products in the Territory, including the setting of the overall regulatory strategy therefor.
(b)All Regulatory Documentation (including all BLAs and Regulatory Approvals) with respect to the IL-12 Molecules or IL-12 Products in the Territory developed or granted after the Continuation Date shall, as between the Parties, be owned by and shall be the sole property and held in the name of Gilead. Without limiting Section 4.3, upon the Continuation Date, Xilio and its Affiliates hereby assign to Gilead all of their rights, title and interests in and to all Regulatory Documentation (including such Regulatory Approvals) owned or Controlled by Xilio or its Affiliates with respect to the IL-12 Molecules or IL-12 Products that is in existence as of the Continuation Date or that is developed or granted thereafter (including all Existing Regulatory Documentation (including any existing Regulatory Approvals)) with respect to the Territory (collectively, the “Assigned Regulatory Documentation” and “Assigned Regulatory Approvals”, as applicable). Xilio shall duly execute and deliver such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements and instruments, as may be necessary under or as Gilead may reasonably request in connection with its rights under, this Section 7.2.1.
(c)Xilio shall support Gilead, as may be reasonably requested by Gilead, in obtaining Regulatory Approvals for the IL-12 Products and supporting activities, including providing all documents or other materials as may be necessary or reasonably useful for Gilead to obtain and maintain Regulatory Approvals for the IL-12 Products and attending meetings with Regulatory Authorities with respect thereto, provided that Gilead shall reimburse Xilio for its reasonable and verifiable FTE Costs and Out-of-Pocket Costs incurred in connection therewith (which, for clarity, shall not apply to the assignment set forth in Section 7.2.1(b)).
7.2.2.Recalls, Suspensions or Withdrawals. As between the Parties, from and after the Continuation Date, Gilead shall have the sole right to make all determinations with respect to and to implement any recall, market suspension, market withdrawal or other corrective action with respect to an IL-12 Molecule or IL-12 Product in the Territory. Xilio shall, and shall cause its Affiliates to, cooperate in any recalls, market suspensions, market withdrawals or other corrective actions undertaken pursuant to this Section 7.2.2 with respect to any IL-12 Molecules or IL-12 Products Manufactured by Xilio. Subject to Article 12, Gilead shall be responsible for all costs of any such recall, market suspension, market withdrawal or other corrective action in the Territory, except in the event and to the extent that a recall, market suspension, market withdrawal or other corrective action resulted from (a) any inventory of IL-12 Molecules and IL-12 Products (including intermediates and components thereof and material therefor) transferred or supplied by Xilio to Gilead pursuant to Section 4.3.5, Section 6.1 or Section 6.2, except to the extent resulting from an action or inaction of Gilead or its Affiliates or Sublicensees after transfer or supply thereof to Gilead or its designee, or (b) Xilio’s or its Affiliate’s breach of its obligations hereunder or from Xilio’s or its Affiliate’s fraud, gross negligence or willful misconduct, in which case ((a) and (b)), Xilio shall bear the expense of such recall, market suspension or market withdrawal.
7.3.Diligence.  Gilead shall [**] Develop, obtain Regulatory Approval for and Commercialize one (1) Lead Product in the United States and in at least [**] Major European Markets. Xilio acknowledges and agrees that nothing in this Section 7.3 is intended, or shall be construed, to require Gilead to Develop or Commercialize a specific Lead Product.  [**]. Xilio further acknowledges that Gilead is in the business of Exploiting pharmaceutical products and nothing in this Agreement shall be construed [**], as either (a) [**]; or (b) [**].
7.4.Subcontracting.  Gilead shall have the right to subcontract any of its Development, Manufacturing or Commercialization activities to a Third Party. Gilead shall (a) be responsible for the acts and omissions of its subcontractors and (b) ensure that its Third Party subcontractors comply with the applicable terms and conditions of this Agreement, including Article 9 (including supporting all grants and assignment of rights and ownership hereunder) and Article 10.
7.5.[**].  [**] prior to the first receipt of a Regulatory Approval for an IL-12 Product in the United States and [**] Major European Markets, [**].
7.6.Records.  Gilead shall maintain, in good scientific manner, complete and accurate books and records pertaining to its Development and Commercialization activities, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be appropriate for patent and regulatory purposes, in compliance with Applicable Law and that properly reflect all work done and results achieved in the performance of such activities. Such books and records shall be retained by Gilead for [**] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.
ARTICLE 8
PAYMENTS AND RECORDS
8.1.Upfront Payment.  In partial consideration of the rights granted by Xilio to Gilead hereunder and subject to the terms and conditions of this Agreement, within [**] after the Effective Date, Gilead shall pay Xilio a one-time upfront payment of Thirty Million Dollars ($30,000,000), which shall be non-creditable and non-refundable.
8.2.Equity Investment. As of the Effective Date, Gilead and Xilio Therapeutics, Inc. have entered into the Purchase Agreement and Investor Rights Agreement, pursuant to which (a) Gilead shall purchase an initial amount of common stock of Xilio Parent and (b) for up to one (1) year following the Effective Date, Gilead shall be obligated, in certain circumstances described in the Purchase Agreement, to purchase additional common stock from Xilio Parent.
8.3.Development and Regulatory Milestone Payments.
8.3.1.[**]. In partial consideration of the rights granted by Xilio to Gilead hereunder and subject to the terms and conditions of this Agreement, unless (a) the Continuation Date occurs and Gilead takes over further conduct of the clinical trial(s) set forth in the Development Plan pursuant to Section 4.1.2(b) or (b) Gilead exercises its step-in right pursuant to Section 3.7, in either case ((a) and (b)), prior to the occurrence of the [**], Gilead shall pay to Xilio a one-time, non-creditable, non-refundable milestone payment of [**]. For clarity, the milestone payment set forth in this Section 8.3.1 (x) shall be payable only once, upon the first achievement of the [**], and no amounts shall be due for subsequent or repeated achievements of such [**] (for any IL-12 Product) and (y) shall not be payable if the [**] is achieved after (i) the Continuation Date occurs and Gilead takes over further conduct of the clinical trial(s) set forth in the Development Plan pursuant to Section 4.1.2(b) or (ii) Gilead exercises its step-in right pursuant to Section 3.7. Xilio shall promptly notify Gilead upon the achievement of the [**] and shall submit an invoice to Gilead for such payment. Gilead shall pay the corresponding milestone payment [**] following receipt of such invoice. The amount payable by Gilead under this Section 8.3.1 shall not exceed [**].
8.3.2.[**] Development/Regulatory Milestone Payments. In partial consideration of the rights granted by Xilio to Gilead hereunder and subject to the terms and conditions of this Agreement (including Section 8.10), Gilead shall pay to Xilio the one-time, non-creditable, non-refundable milestone payments set forth in the table below in this Section 8.3.2 after the first achievement of the applicable milestone events by a Lead Product, whether such achievement is by or on behalf of Gilead, its Affiliate or its or their Sublicensee (each event, a “Development/Regulatory Milestone Event” and each payment, a “Development/Regulatory Milestone Payment”).
Development/Regulatory Milestones
Number	Development/Regulatory Milestone Event	Development/Regulatory Milestone Payment
		1st Indication	2nd Indication	3rd Indication
1	[**]	[**]	[**]	[**]
2	[**]	[**]	[**]	[**]
3	[**]	[**]	[**]	[**]
4	[**]	[**]	[**]	[**]

For clarity, subject to Section 8.10, each Development/Regulatory Milestone Payment in this Section 8.3.2 shall be payable only once upon the first achievement of the corresponding Development/Regulatory Milestone Event by a Lead Product (or a Back-Up Product as set forth in Section 8.10), which need not be the same Lead Product (or Back-Up Product) [**], and no amounts shall be due for subsequent or repeated achievements of such Development/Regulatory Milestone Event by a different IL-12 Product or for any additional Indications.

Gilead shall promptly notify Xilio upon the achievement of each Development/Regulatory Milestone Event and shall pay the corresponding Development/Regulatory Milestone Payment [**] following receipt of an invoice from Xilio for such Development/Regulatory Milestone Payment. If Gilead or its Affiliates or its or their Sublicensees achieve all Development/Regulatory Milestone Events (regardless of the number of times such events occur), then the maximum aggregate Development/Regulatory Milestone Payments payable by Gilead under this Section 8.3.2 (including for Back-Up Products as set forth in Section 8.10) is [**].

If Development/Regulatory Milestone Event #1 in this Section 8.3.2 is skipped with respect to a particular Indication (i.e., a later Development/Regulatory Milestone Payment is payable before Development/Regulatory Milestone Payment #1 is payable for such particular Indication), then Development/Regulatory Milestone Event #1 for such Indication will be deemed to have been achieved upon the achievement of the subsequent Development/Regulatory Milestone Event(s) for such Indication, and in such a case, Development/Regulatory Milestone Payment #1 shall be payable at the same time as the Development/Regulatory Milestone Payment for the later Development/Regulatory Milestone Event for such Indication.

8.4.Commercial Milestone Payments.  In partial consideration of the rights granted by Xilio to Gilead hereunder and subject to the terms and conditions of this Agreement  (including Section 8.10), Gilead shall pay to Xilio the one-time, non-creditable, non-refundable milestone payments set forth in the table below in this Section 8.4 within [**] after the end of the Calendar Year after the first achievement of the applicable sales milestone event (each event, a “Commercial Milestone Event” and each payment, a “Commercial Milestone Payment”).
Commercial Milestones
Number	Commercial Milestone Events	Commercial Milestone Payments
1	First occurrence of a Calendar Year in which Net Sales of a Lead Product in such Calendar Year exceed [**]	[**]
2	First occurrence of a Calendar Year in which Net Sales of a Lead Product in such Calendar Year exceed [**]	[**]
3	First occurrence of a Calendar Year in which Net Sales of a Lead Product in such Calendar Year exceed [**]	[**]
4	First occurrence of a Calendar Year in which Net Sales of a Lead Product in such Calendar Year exceed [**]	[**]

For clarity: (a) if multiple Commercial Milestone Events are achieved in the same Calendar Year, then the Commercial Milestone Payments for all such Commercial Milestone Events achieved shall be payable with respect to such Calendar Year; and (b) each of the Commercial Milestone Payments shall be payable only once regardless of the number of times the corresponding Commercial Milestone Event is achieved. If Gilead or its Affiliates or its or their Sublicensees achieve all of the Commercial Milestone Events (regardless of the number of times such events occur), then the maximum aggregate Commercial Milestone Payments payable by Gilead under this Section 8.4 (including for Back-Up Products as set forth in Section 8.10) is [**].

8.5.Royalties on Net Sales.
8.5.1.As further consideration of the rights granted by Xilio to Gilead hereunder and subject to the terms and conditions of this Agreement (including this Section 8.5), Gilead shall pay to Xilio, on a country-by-country and Lead Product-by-Lead Product basis in the Territory, royalties on Annual Net Sales of each Lead Product for each Calendar Year during the applicable Royalty Term calculated at the applicable royalty rates set forth below:
Royalties
Portion of Annual Net Sales of a Lead Product	Royalty Rate
On the portion of Annual Net Sales of such Lead Product up to and including [**]	[**]

Royalties
Portion of Annual Net Sales of a Lead Product	Royalty Rate
On the portion of Annual Net Sales of such Lead Product greater than [**] and up to and including [**]	[**]
On the portion of Annual Net Sales of such Lead Product greater than [**] and up to and including [**]	[**]
On the portion of Annual Net Sales of such Lead Product greater than [**] and up to and including [**]	[**]
On the portion of Annual Net Sales of such Lead Product greater than [**]	[**]

8.5.2.Royalty Term. Upon expiration of the Royalty Term for a Lead Product in a given country, (a) no further royalties will be payable in respect of sales of such Lead Product in such country and no further Net Sales of such Lead Product in such country will accrue toward the achievement of royalty tiers or the Commercial Milestone Events and (b) subject to the proviso included in the last sentence of Section 13.1, the License granted to Gilead under Section 5.1 shall remain exclusive and automatically become fully-paid, royalty-free, perpetual and irrevocable with respect to such Lead Product in such country.
8.5.3.Royalty Reductions. Notwithstanding Section 8.5.1, but subject to Section 8.8:
(a)in the event that, and in such case from and after the date on which, a Lead Product is Commercialized in a country in the Territory and is no longer Covered by a Valid Claim of a Royalty-Bearing Patent in such country, then royalties payable under Section 8.5.1 with respect to such Lead Product each shall be reduced by [**] in such country;
(b)in the event that (i) sales of all Biosimilar Products with respect to a Lead Product in a country [**] of Net Sales of such Lead Product in such country [**], the royalties payable under Section 8.5.1 with respect to Net Sales of such Lead Product in such country each shall be reduced by [**] for the remainder of the Royalty Term for such Lead Product in such country, and (ii) sales of all Biosimilar Products with respect to a Lead Product in a country in any Calendar Quarter equal [**] of Net Sales of such Lead Product in such country [**] in which the first such Biosimilar Product was launched in such country, the royalties payable under Section 8.5.1 with respect to Net Sales of such Lead Product in such country each shall be reduced by [**] for the remainder of the Royalty Term for such Lead Product in such country; and
(c)in the event that a Lead Product is designated as a Selected Drug by the Secretary of the U.S. Department of Health and Human Services and Gilead or any of its Affiliates or its or their Sublicensees is required to negotiate, and is ultimately subject to, a Maximum Fair Price that will apply to sales of such Lead Product during the Price Applicability Period (the “IRA Reduction Event”), then each royalty rate payable under Section 8.5.1 with respect to such Lead Product in the United States during the Price Applicability Period shall be reduced by a percentage equal to [**]. For clarity, royalties payable on Net Sales of Lead Products and Back-Up Products outside the U.S. will not be reduced as a result of the IRA.
8.5.4.Royalty Reports and Payments.
(a)Quarterly Flash Reports. No later than [**] after the end of each Calendar Quarter during the Term, Gilead will provide to Xilio “flash” reports that will set forth (i) for the first and second month of such Calendar Quarter: (A) the actual gross sales of the Lead Products and Back-Up Products sold by Gilead and its Affiliates and its and their Sublicensees in the Territory in such months; and (B) the actual total aggregate Net Sales of the Lead Products and Back-Up Products sold by Gilead and its Affiliates and its and their Sublicensees in the Territory in such months, and (ii) for the third month of such Calendar Quarter, Gilead’s good faith, non-binding estimate of the amounts set forth in the foregoing clauses (i)(A) and (i)(B) of this Section 8.5.4(a).
(b)Quarterly Final Reports. During the Term, for each Calendar Quarter following the First Commercial Sale of a Lead Product or Back-Up Product in the Territory, Gilead shall furnish to Xilio a quarterly written report for such Calendar Quarter showing, on a country-by-country basis, the gross sales of Lead Products and Back-Up Products subject to royalty payments sold by Gilead and its Affiliates and its and their Sublicensees in the Territory during the reporting period, Net Sales during such reporting period and a calculation of the royalties payable under this Agreement. Reports under this Section 8.5.4(b) shall be due [**] following the close of each Calendar Quarter. Royalties shown to have accrued by each report shall, unless otherwise specified under this Agreement, be due and payable concurrent with delivery of such report.
8.6.Apportionment of Compulsory License Consideration.  If Gilead receives any cash consideration from any Compulsory Licensee for a Lead Product or Back-Up Product in a given country under any Compulsory License during the Royalty Term for the applicable Lead Product or Back-Up Product in such country, then such amounts [**]. For clarity, no royalties or other amounts shall be payable on such consideration (including non-cash consideration) other than the apportionment set forth in this Section 8.6.
8.7.Offset for Third Party Payments.  In the event that Gilead owes upfront payments, milestone payments, royalties or other amounts under an agreement with a Third Party in order to obtain a license or right under a Third Party Right pursuant to Section 9.7 (“Third Party Payments”), Gilead shall be entitled to deduct from any royalties payable under Section 8.5 (including for Back-Up Products as set forth in Section 8.10) [**].
8.8.Mechanics of Adjustments.  Any reductions set forth in Section 8.5.3 and offsets set forth in Section 8.7 shall be applied to the royalties payable to Xilio under Section 8.5.1 in the order in which the event triggering such reduction or offset occurs; provided that the adjustments made pursuant to Section 8.5.3 and Section 8.7, in the aggregate, [**]. Credits for offsets pursuant to Section 8.7 not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the preceding sentence. Any adjustments pursuant to Section 8.5.3 shall apply only to the applicable Lead Product in the relevant country and, with respect to royalties under Section 8.5.1, shall be allocated pro rata across each of the royalty tiers in the relevant Calendar Quarter.
8.9.Estimated Sales Levels; Diligence. Xilio acknowledges and agrees that (a) the sales levels set forth in Section 8.4 and Section 8.5.1 shall not be construed as representing an estimate or projection of anticipated sales of the IL-12 Products and (b) such sales levels and the development and regulatory milestone events set forth in Section 8.3 shall not be construed as implying any level of diligence or Commercially Reasonable Efforts in the Territory, and that such sales levels and development and regulatory milestone events are merely intended to define Gilead’s payment obligations in the event such sales levels or such development and regulatory milestone events are achieved.
8.10.Back-Up Products.  In the event that Gilead or its Affiliates or its or their Sublicensees [**]:
8.10.1.the Development/Regulatory Milestone Events in Section 8.3.2 shall apply [**] and the corresponding Development/Regulatory Milestone Payments shall be due with respect to [**]; provided that [**]. For example, [**];
8.10.2.the Commercial Milestone Events set forth in Section 8.4 shall apply [**] and the Commercial Milestone Payments shall be due with respect to [**]; provided that [**]. For clarity, [**]; and
8.10.3.the royalty rates set forth in Section 8.5.1 shall apply [**], and the Royalty Term and related provisions in Section 8.5.2, any reductions set forth in Section 8.5.3, Section 8.7 and Section 8.8 shall be applied [**].
8.11.Mode of Payment. All payments to be made by Gilead to Xilio under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account in the United States designated in writing by Xilio, unless otherwise specified in writing by Xilio. With respect to sales of an IL-12 Product that are invoiced in a currency other than Dollars, such amounts and amounts payable will be converted to Dollars using the exchange rate mechanism generally applied by Gilead or its Affiliates in preparing its financial statements for the applicable Calendar Quarter in which the applicable sales were made.
8.12.Taxes.  Except as expressly set forth herein, any amounts payable by Gilead to Xilio hereunder are exclusive of and shall not be reduced on account of any taxes unless required by Applicable Law. Gilead shall deduct and withhold from any such payments due hereunder any taxes that it is required by Applicable Law to withhold, and agrees to then remit the remaining payment (net of tax withheld) to Xilio, pay the amounts of such withheld taxes to the proper governmental authority in a timely manner, promptly notify Xilio of the amount and recipient of the payment, and promptly thereafter transmit to Xilio an official tax certificate, or such other evidence as is available to Gilead and which Xilio may reasonably request, to establish that such taxes have been withheld and paid. If Xilio is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, then it may deliver to Gilead the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Gilead of its obligation to withhold tax. In such case and to the extent a valid claim under Applicable Law is made, Gilead agrees [**]. Notwithstanding the foregoing, if Gilead is required by Applicable Law to withhold taxes in respect of any payment, [**]; provided, however, that Gilead will have no obligation to pay any additional amounts pursuant to this Section 8.12 (a) to the extent that Xilio is able to claim a refund of such additional amounts, (b) if Xilio has the ability to offset such withheld amounts against other tax liabilities of Xilio, or (c) if such increased withholding tax would not have been imposed but for (i) the assignment by Xilio of this Agreement as permitted under Section 15.3 of this Agreement or a change in tax residency of Xilio, or (ii) the failure by Xilio to comply with the requirements of this Section 8.12. The Parties agree to cooperate with one another and use reasonable efforts and provide reasonable assistance to mitigate or enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, sales taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such taxes.
8.13.Interest on Late Payments.  Payments that are not made when due hereunder shall (except for any portions thereof that are subject to a good faith dispute) accrue interest, from due date until paid, at the lower of at an annum-rate of [**] above the prime rate as reported in The Wall Street Journal, Digital Edition or the highest rate permitted under Applicable Law.
8.14.Financial Records.  Each Party shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to Net Sales and any reimbursable FTE Costs or Out-of-Pocket Costs hereunder in sufficient detail to calculate all amounts payable hereunder. Such books and records shall be retained by each Party and its Affiliates until the later of (a) [**] after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.
8.15.Audit.
8.15.1.Procedures. Each Party may request that the other Party permit and cause its Affiliates to permit an independent, internationally recognized auditor designated by such first Party as the auditing Party and reasonably acceptable to the audited Party, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 8.14 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (a) be conducted for any Calendar Quarter [**], (b) be conducted [**] (unless a previous audit during such [**] period revealed a material discrepancy with respect to such period) or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of this audit shall be borne by the auditing Party, [**], in each case, from the reported amounts in the auditing Party’s favor, in which case the audited Party shall bear the cost of the audit. The auditor shall disclose to the auditing Party only whether the reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the auditing Party in connection with this audit right. Unless disputed pursuant to Section 8.15.2 below, if such audit concludes that (x) additional amounts were owed by the audited Party or excess payments were made by the auditing Party, the audited Party shall pay such additional amounts or refund such excess payments, as applicable or (y) excess payments were made by the audited Party or additional amounts were owed by the auditing Party, the auditing party shall refund such excess payments or pay such additional amounts, as applicable, in either case ((x) or (y)), within [**] after the date on which such audit is completed by the auditing Party and if such additional amounts or excess payments were due to an error in an invoice or report provided by the Party that is required to pay such additional amounts or refund such excess payments, with interest from the date originally due as provided in Section 8.13.
8.15.2.Audit Dispute. In the event of a dispute between the Parties with respect to any audit under Section 8.15.1 (an “Audit Dispute”), the Parties shall work in good faith to resolve the Audit Dispute. If the Parties are unable to reach a mutually acceptable resolution of any such Audit Dispute within [**] from the date on which either Party notifies the other in writing of the existence of an Audit Dispute, the Audit Dispute shall be submitted for resolution to a recognized, certified public accounting firm jointly selected by both Parties (the “Auditor”). The decision of the Auditor (the “Audit Decision”) shall be final and binding on the Parties, and the costs of the Auditor proceeding shall be borne between the Parties in such manner as the Auditor shall determine. If such Audit Decision concludes that (a) additional amounts were owed by the audited Party or excess payments were made by the auditing Party, the audited Party shall pay such additional amounts or refund such excess payments, as applicable or (b) excess payments were made by the audited Party or additional amounts were owed by the auditing Party, the auditing Party shall refund such excess payments or pay such additional amounts, as applicable, in either case ((a) or (b)), within [**] from the date on which the Audit Decision is served on the Parties and if such additional amounts or excess payments were due to an error in an invoice or report provided by the Party that is required to pay such additional amounts or refund such excess payments, with interest from the date originally due as provided in Section 8.13.

8.15.3.Confidentiality. Each Party shall treat all information subject to review under this Article 8 in accordance with the confidentiality provisions of Article 10, and the Parties shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.
8.16.Third Party Obligations.  Except with respect to obligations under any Product Agreement assigned to Gilead pursuant to Section 4.3.2 that relate to activities conducted after such assignment, Xilio shall be responsible for all payments owed to Third Parties under the Existing Agreements and any other license and other agreements regarding any intellectual property rights licensed, acquired or otherwise obtained by Xilio or its Affiliates, including any agreement pursuant to which Xilio or any of its Affiliates has rights with respect to any IL-12 Molecule or IL-12 Product.
ARTICLE 9
INTELLECTUAL PROPERTY
9.1.Ownership of Intellectual Property.
9.1.1.Ownership of Technology Generally. Subject to Section 7.2.1(b), Section 9.1.2 and Section 9.1.3, as between the Parties, each Party shall own and retain all rights, title and interests in and to any and all: (a) Information and other inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party (or its Affiliates or its or their respective (sub)licensees/Sublicensees) under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto, except to the extent that any such Information or invention, or any Patent or intellectual property rights with respect thereto, is [**]; and (b) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise controlled (other than pursuant to the license grants and right of reference set forth in Section 5.1 and Section 5.2) by such Party or any of its Affiliates or its or their respective (sub)licensees/Sublicensees outside of this Agreement.
9.1.2.Ownership of Joint Patents and Joint Know-How.
(a)Subject to Section 7.2.1(b), the last sentence of this Section 9.1.2(a) and Section 9.1.3, as between the Parties, the Parties shall each own an equal, undivided interest in any and all:  (i) Information and other inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of Xilio or its Affiliates or its or their (sub)licensees, on the one hand, and Gilead or its Affiliates or its or their Sublicensees, on the other hand, under or in connection with this Agreement (other than [**]), whether or not patented or patentable (together with the Joint CT Know-How, the “Joint Know-How”); and (ii) any Patents (other than [**]) (together with the [**], the “Joint Patents”) and other intellectual property rights with respect to the Information and inventions described in clause (i) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”). In addition, Xilio shall own and retain all right, title and interests in and to any and all [**].
(b)Subject to, with respect to Xilio, the licenses granted under Section 5.1, its exclusivity obligations under Section 5.6 and its obligations with respect to Product Information under Article 10, (i) each Party shall have the right to practice, grant licenses under and transfer any [**], (ii) neither Party shall have any obligation to account to the other for profits or to obtain any approval of the other Party to license or Exploit any [**] by reason of joint ownership thereof and (iii) each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.
(c)Notwithstanding any provision to the contrary herein, unless otherwise agreed by the Parties in writing, except as expressly permitted under this Agreement (including as required for conducting the Combination Arm in accordance with this Agreement and the protocol for the Combination Arm), Xilio shall not, and shall cause its Affiliates not to, use (or grant, or permit its Affiliates to grant, any Third Party any rights to use) (i) any (A) [**] or (B) Combination Sample Analysis Results, in either case ((A) or (B)), for the Restricted Purpose, or (ii) any [**] for the purpose of developing or commercializing [**].
9.1.3.Ownership of Combination Therapy Technology. Subject to Section 7.2.1(b), as between the Parties, (a) Xilio shall own and retain all rights, title and interests in and to any and all [**], (b) Gilead shall own and retain all rights, title and interests in and to any and all [**] and (c) the Parties shall each own an equal, undivided interest in any and all [**]. For clarity, [**].
9.1.4.Disclosures of Inventions. Each Party shall disclose to the other Party in writing, and shall cause its Affiliates and its and their (sub)licensees/Sublicensees to so disclose, the conception, discovery, development or making of any [**], except that the foregoing shall not apply to Gilead with respect to disclosure of [**].
9.1.5.United States Law; Assignment. The determination of whether Information and inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs. Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees/Sublicensees to so assign, to the other Party, without additional compensation, such rights, title and interests in and to any Information and other inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (a) the sole ownership provided for in Section 9.1.1, the last sentence of Section 9.1.2(a) and Section 9.1.3 and (b) the joint ownership provided for in Section 9.1.2 and Section 9.1.3.
9.1.6.Product Patents.  [**] until the Continuation Date and thereafter during the Term upon Gilead’s request, Xilio shall update Schedule 1.152 to include all Product Patents that exist at the time of such update and shall provide such updated schedule to Gilead for review. Upon Gilead’s request, the Parties shall enter into an amendment to this Agreement to include such updated Schedule 1.152.
9.2.Control of Intellectual Property.
9.2.1.Xilio shall not enter into or amend any agreement with a Third Party, or include in any such agreement or amendment any restrictive provisions, with an intent to limit its Control of, or to not Control, any Information, Patent or other intellectual property right that would be subject to the license grants in Section 5.1 in the absence of such agreement, amendment or restrictive provisions. Further, when entering into any agreement or amendment with a Third Party relating to any Information, Patents or other intellectual property rights that, if Controlled by Xilio or its Affiliates, would be subject to the license grants in Section 5.1, Xilio shall use good faith efforts to obtain Control of such Information, Patents and other intellectual property rights.
9.2.2.Xilio shall cause all Persons who perform Development, Manufacturing or regulatory activities for Xilio under this Agreement or who conceive, discover, develop or otherwise make any Information by or on behalf of Xilio or its Affiliates or its or their (sub)licensees under or in connection with this Agreement to be under an obligation to assign (or, if Xilio is unable to cause such Person to agree to such assignment obligation despite Xilio using commercially reasonable efforts to negotiate such assignment obligation, provide an exclusive license under) their rights in any Information or other inventions resulting therefrom to Xilio, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).
9.2.3.Gilead shall cause all Persons engaged by Gilead in performance of the Combination Arm or who conceive, discover, develop or otherwise make any Information by or on behalf of Gilead or its Affiliates or its or their Sublicensees under or in connection with the performance of activities in furtherance of the Combination Arm to be under an obligation to assign (or, if Gilead is unable to cause such Person to agree to such assignment obligation despite Gilead using commercially reasonable efforts to negotiate such assignment obligation, provide an exclusive license under) their rights in any Information or other inventions resulting therefrom to Gilead, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).
9.3.Maintenance and Prosecution of Patents.
9.3.1.Prior to the Continuation Date. As between the Parties, prior to the Continuation Date, (a) Xilio shall have the first right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain, and to control any opposition, re-issuance, post-grant review, inter-partes review, reexamination request, nullity action, interference or other similar post-grant proceedings and any appeals therefrom (each, a “Defense Proceeding”) with respect to, the [**]) in the Territory, at its sole cost and expense and (b) Gilead shall have the first right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain, and to control any Defense Proceeding with respect to, the [**] in the Territory, at its sole cost and expense. Xilio will prepare and file Patents in a manner that will generate [**] and [**], including through filing continuations or divisionals with respect to the Licensed Patents and any other reasonable action as may be available under Applicable Law, with the objective of maximizing patent protection with respect to the IL-12 Molecules and IL-12 Products in the Field in the Territory by filing Patents that claim and Cover IL-12 Molecules and IL-12 Products only, including as Gilead may reasonably request.
9.3.2.After the Continuation Date.
(a)Product Patents and Joint Patents. As between the Parties, from and after the Continuation Date, Gilead shall have the first right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain, and to control any Defense Proceeding with respect to, the [**] and the [**] in the Territory, at its sole cost and expense. For clarity, [**].
(b)Licensed Patents (other than Product Patents). As between the Parties, from and after the Continuation Date, Xilio shall have the first right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the [**] in the Territory and to control any Defense Proceeding with respect thereto, in each case, at its sole cost and expense.
9.3.3.Procedures; Step-In. With respect to [**] (and any related Defense Proceedings), the prosecuting Party shall periodically inform the other Party of all material steps with regard to the preparation, filing, prosecution and maintenance of such [**] (or the related Defense Proceedings) in the Territory, including by providing the other Party with a copy of material communications to and from any patent authority in the Territory regarding such [**] (or such Defense Proceedings) and by providing the other Party drafts of any material filings or responses to be made to such patent authorities in the Territory in connection therewith sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the other Party to review and comment thereon. The prosecuting Party shall consider in good faith the requests and suggestions of the other Party with respect to such drafts and with respect to strategies for filing and prosecuting such [**] (or the conduct of such Defense Proceedings) in the Territory. If, as between the Parties, the prosecuting Party decides not to prepare, file, prosecute or maintain a [**] (or conduct such a Defense Proceeding) in a country in the Territory, then the prosecuting Party shall provide reasonable prior written notice to the other Party of such intention, and the other Party shall thereupon have the option to assume the control and direction of the preparation, filing, prosecution and maintenance of such [**] (or such Defense Proceeding) at its sole cost and expense in such country; provided that, with respect to [**] from and after the Continuation Date, Xilio shall not have the right to assume the control and direction of the preparation, filing, prosecution and maintenance of any such [**] (or such Defense Proceeding) if Gilead [**].
9.3.4.Cooperation. The non-prosecuting Party shall, and shall cause its Affiliates and to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the [**] (and any related Defense Proceedings) under this Agreement, including that the non-prosecuting Party shall, and shall cause its Affiliates to, (a) offer its comments, if any, promptly, (b) provide access to relevant documents and other evidence and make its employees available at reasonable business hours and (c) provide the prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the [**], including relevant Third Party patents and patent applications located (provided that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege); provided, further, that the prosecuting Party shall reimburse the non-prosecuting Party for its reasonable and verifiable Out-of-Pocket Costs incurred in connection therewith.
9.3.5.Patent Term Extension and Supplementary Protection Certificate.
(a)Prior to the Continuation Date. As between the Parties, prior to the Continuation Date, Xilio shall have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future prior to the Continuation Date, wherever applicable, for the [**].
(b)After the Continuation Date. As between the Parties, from and after the Continuation Date:
(i)Gilead shall have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future from and after the Continuation Date, wherever applicable, for the [**], in each case, including whether or not to do so. Xilio shall, and shall cause its Affiliates to, provide prompt and reasonable assistance, as requested by Gilead, including by taking such action as patent holder as is required under any Applicable Law, to obtain such extension or supplementary protection certificate.
(ii)Xilio shall have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future from and after the Continuation Date, wherever applicable, for the [**].

9.3.6.Common Ownership Under Joint Research Agreements. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. §100(h). Notwithstanding any provision to the contrary in this Agreement, neither Party shall invoke this Agreement under 35 U.S.C. §102(c) to except any patent or patent application as prior art without the prior written consent of the other Party. If such written consent is granted, the Parties shall coordinate their activities with respect to all submissions under 35 U.S.C. §102(c).
9.3.7.Patent Listings. As between the Parties, from and after the Continuation Date, Gilead shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the [**], including as required or allowed (a) in the United States, in the FDA’s Orange Book or Purple Book, as applicable and (b) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Xilio shall provide prompt and reasonable assistance, as requested by Gilead, with respect to such filings, including by taking such action as may be required of the Patent holder under any Applicable Law.
9.3.8.UPC Opt-Out and Opt-In. Gilead shall have the sole right to make decisions regarding any UPC Opt-Out or UPC Opt-In with respect to any [**]. Xilio shall provide prompt and reasonable assistance, as requested by Gilead, with respect to such UPC Opt-Out or UPC Opt-In, including by taking such action as may be required of the Patent holder under any Applicable Law. Xilio shall have the sole right to make decisions regarding any UPC Opt-Out or UPC Opt-In with respect to [**].
9.4.Enforcement of Patents.
9.4.1.Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the [**] in any jurisdiction in the Territory based on the development, commercialization or an application to market a product containing an IL-12 Molecule or any IL-12 Product or Competing Product (including any Biosimilar Product) of which such Party becomes aware (a “Competitive Infringement”).
9.4.2.Enforcement of Infringement Actions Prior to the Continuation Date. As between the Parties, prior to the Continuation Date, Xilio shall have the first right, but not the obligation, to prosecute any infringement [**] with respect to the [**], including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Xilio’s sole cost and expense, using counsel of its own choice (provided that Xilio shall not settle any Competitive Infringement in any manner that would reasonably be expected to have an adverse effect on Gilead’s rights under this Agreement). In the event that Xilio prosecutes any infringement with respect to [**], Gilead shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that Xilio shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. If Xilio or its designee does not take commercially reasonable steps to prosecute or settle an infringement by the earlier of (a) [**] following the first notice of such infringement (or, with respect to Competitive Infringement under 35 USC § 271(e)(2), [**]) and (b) [**] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then Gilead shall have the right to prosecute such infringement with respect to a [**] or [**] with respect to [**], as applicable, at its sole cost and expense, using counsel of its own choice (provided that Gilead shall not have the right to prosecute such [**] with respect to [**] prior to the Continuation Date without Xilio’s prior written consent). The controlling Party shall promptly notify the other Party if it determines not to prosecute or settle any infringement [**] with respect to [**].

9.4.3.Enforcement of Infringement Actions After the Continuation Date.
(a)Licensed Patents (other than Product Patents) After the Continuation Date. As between the Parties, from and after the Continuation Date, Xilio shall have the first right, but not the obligation, to prosecute any infringement [**] with respect to [**], including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Xilio’s sole cost and expense, using counsel of its own choice; provided that (i) Xilio shall not institute any action or discussions with respect to a Competitive Infringement without Gilead’s prior written consent and (ii) if there is no valid and enforceable [**] that would be infringed by the Exploitation of the IL-12 Molecule, IL-12 Product or Competing Product that is the subject of a Competitive Infringement, Gilead shall have the right to prosecute such Competitive Infringement with respect to [**] at its sole cost and expense. In the event Xilio prosecutes any such Competitive Infringement, Gilead shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that Xilio shall retain control of the prosecution of such claim, suit or proceeding to the extent applicable to [**], including the response to any defense or defense of any counterclaim raised in connection therewith. If Xilio or its designee does not take commercially reasonable steps to prosecute or settle a Competitive Infringement with respect to [**] by the earlier of (x) [**] following the first notice of such Competitive Infringement (or, with respect to Competitive Infringement under 35 USC § 271(e)(2), [**]) and (y) [**] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then, unless [**], Gilead shall have the right to prosecute such Competitive Infringement with respect to [**] at its sole cost and expense. Xilio shall promptly notify Gilead if it determines not to prosecute or settle a Competitive Infringement with respect [**].
(b)Product Patents and Joint Patents After the Continuation Date. As between the Parties, from and after the Continuation Date, Gilead shall have the first right, but not the obligation, to prosecute any infringement [**] with respect to [**], including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Gilead’s sole cost and expense, using counsel of its own choice. If Gilead or its designee does not take commercially reasonable steps to prosecute or settle a Competitive Infringement with respect to [**] by the earlier of (x) [**] following the first notice provided above with respect to such Competitive Infringement (or, with respect to Competitive Infringement under 35 USC § 271(e)(2), [**]) and (y) [**] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then, unless [**], Xilio may prosecute such Competitive Infringement with respect to [**] at its sole cost and expense. Gilead shall promptly notify Xilio if it determines not to prosecute or settle a Competitive Infringement with respect to [**].
9.4.4.Cooperation; Settlement. Where a Party controls an infringement action under this Section 9.4, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 9.4, including furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant records, documents (including laboratory notebooks) and other evidence and making inventors and other of its employees available at reasonable business hours; provided that, the controlling Party shall reimburse such other Party for its reasonable and verifiable Out-of-Pocket Costs incurred in connection therewith. Unless otherwise set forth herein, the Party entitled to bring any infringement action in accordance with this Section 9.4 shall have the right to settle such claim; provided that [**]. The Party that controls any Competitive Infringement claim, suit or proceeding pursuant to this Section 9.4 shall (a) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (b) consider in good faith any comments from the other Party and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such claim, suit or proceeding.

9.4.5.Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement and except with respect to costs incurred by a Party that joins and participates in litigation at its sole cost and expense as set forth in this Section 9.4, any recovery realized as a result of such litigation described above in this Section 9.4 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided, however, that, to the extent that any award or settlement (whether by judgment or otherwise) with respect to [**] is attributable to loss of sales or profits with respect to a Lead Product or Back-Up Product, (a) if Gilead controls such action, Gilead shall pay to Xilio [**] and (b) if Xilio controls such action, Xilio shall pay to Gilead [**].
9.5.Invalidity or Unenforceability Defenses or Actions.
9.5.1.Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of [**] by a Third Party of which such Party becomes aware.
9.5.2.Defense Actions.
(a)Prior to the Continuation Date. As between the Parties, prior to the Continuation Date, (i) Xilio shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of [**] and (ii) Gilead shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of [**], in each case ((i) and (ii)), in the Territory, using counsel of its own choice, at its sole cost and expense.
(b)After the Continuation Date. As between the Parties, from and after the Continuation Date, (i) Xilio shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of [**] and (ii) Gilead shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of [**], in each case ((i) and (ii)), in the Territory, using counsel of its own choice, at its sole cost and expense; provided that, in each case ((i) and (ii)), if the assertion of invalidity or unenforceability of such Patents is brought as a defense or counterclaim in connection with an infringement action initiated pursuant to Section 9.4, the applicable enforcing Party shall have the first right, but not the obligation, to defend and control the validity and enforceability of such Patents at its sole cost and expense. For clarity, this Section 9.5 shall not apply to control of Defense Proceedings, which proceedings shall be governed by Section 9.3. Nothing in this Section 9.5 will limit any indemnification rights or obligations of a Party under Article 12.
9.5.3.Step-In; Cooperation. If the controlling Party elects not to defend or control the defense of the [**] in a claim, suit or proceeding arising under this Section 9.5 brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, and, in either case, has not settled and is not actively pursuing settlement of such claim, suit or proceeding, then the other Party may conduct and control the defense of any such claim, suit or proceeding at its own expense; provided that [**]. The non-controlling Party may participate in any claim, suit or proceeding regarding the validity and enforceability of such [**] in the Territory with counsel of its choice at its sole cost and expense; provided that the controlling Party shall retain control of the defense in such claim, suit or proceeding. Where a Party controls a claim, suit or proceeding under this Section 9.5, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time in connection with its activities set forth in this Section 9.5, including furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, the relevant action, providing access to relevant records, documents and other evidence (including laboratory notebooks) and making inventors and other of its employees available at reasonable business hours; provided that, the controlling Party shall reimburse such other Party for its reasonable and verifiable Out-of-Pocket Costs incurred in connection therewith. In connection with any activities with respect to a defense, claim or counterclaim relating to [**] pursuant to this Section 9.5, the controlling Party shall (a) consult with the other Party as to the strategy for such activities, (b) consider in good faith any comments from the other Party and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.
9.6.Infringement Claims by Third Parties.  If the Exploitation of [**] pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by a Party or any of its Affiliates or its or their (sub)licensees/Sublicensees, distributors or customers (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an enforcement action initiated pursuant to Section 9.4, the Party first becoming aware of such alleged Third Party Infringement Claim shall promptly notify the other Party thereof in writing. As between the Parties, prior to the Continuation Date, Xilio shall have the sole right, but not the obligation, to defend and control the defense of (including to settle) any such Third Party Infringement Claim at its sole cost and expense (but subject to Article 12), using counsel of its own choice; provided that Xilio shall obtain the written consent of Gilead prior to settling or compromising any such Third Party Infringement Claim. As between the Parties, from and after the Continuation Date, Gilead shall have the sole right, but not the obligation, to defend and control the defense of (including to settle) any such Third Party Infringement Claim at its sole cost and expense (but subject to Section 8.7 and Article 12), using counsel of its own choice. In each case, the non-controlling Party may participate in any such Third Party Infringement Claim with counsel of its choice at its sole cost and expense; provided that the controlling Party shall retain control of such Third Party Infringement Claim. Where a Party controls such an action, after the Continuation Date, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 9.6, including furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant records, documents (including laboratory notebooks) and other evidence and making inventors and other of its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable Out-of-Pocket Costs incurred in connection therewith. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding. Nothing in this Section 9.6 will limit any indemnification rights or obligations of a Party under Article 12.
9.7.Third Party Rights.
9.7.1.Prior to the Continuation Date.
(a)Subject to Section 9.2, prior to the Continuation Date, if Xilio determines that any Patent, trade secret or other intellectual property right of a Third Party in any country in the Territory is necessary or useful for the Exploitation of an IL-12 Molecule or IL-12 Product (such Patent, trade secret or other intellectual property right, a “Third Party Right”), then, as between the Parties, Xilio shall have the sole right, but not the obligation, to challenge the applicability, patentability, validity or enforceability of, or to enter into a license or other agreement with such Third Party pursuant to which Xilio or its Affiliate would acquire a license or other right under, such Third Party Right as necessary or useful to Exploit IL-12 Molecules and IL-12 Products in such country. Prior to entering into any such license or other agreement with respect to a Third Party Right, Xilio shall notify Gilead of such Third Party Right, including a reasonably detailed explanation of its relevance and Xilio’s plans with respect thereto. Xilio shall ensure that the terms of such license are consistent with this Agreement and such terms as applicable to the IL-12 Molecules and IL-12 Products are no less favorable than the terms applicable to other programs and products under such license agreement. Xilio will promptly provide Gilead with notice and a copy of each such agreement entered into by Xilio or any of its Affiliates.
(b)As soon as reasonably practical after the Effective Date, Xilio shall [**]. Without limiting the foregoing, [**], Xilio shall [**].
9.7.2.After the Continuation Date. From and after the Continuation Date [**], if Gilead determines that any Third Party Right is necessary or useful for the Exploitation of an IL-12 Molecule or IL-12 Product by Gilead or any of its Affiliates or any of its or their Sublicensees, distributors or customers, then, as between the Parties, Gilead shall have the sole right, but not the obligation, to challenge the applicability, patentability, validity or enforceability of, or to enter into a license or other agreement with such Third Party pursuant to which Gilead or its Affiliate would acquire a license or other right under, such Third Party Right as necessary or useful for Gilead or its Affiliates or its and their Sublicensees, distributors or customers to Exploit IL-12 Molecules and IL-12 Products in such country.  [**].
9.8.Product Trademarks.  As between the Parties, Gilead and its Affiliates shall have the sole right to use any Trademark it owns or controls for IL-12 Products in the Territory at its sole discretion. Gilead shall have the sole right to determine, develop, prosecute, enforce and defend one (1) or more Product Trademark(s) for use by Gilead and its Affiliates and its or their Sublicensees in the Territory to Commercialize IL-12 Products in the Field in the Territory. As between the Parties, Gilead and its Affiliates shall own all rights to such Product Trademarks and all goodwill associated therewith, and the rights to any Internet domain names incorporating the applicable Product Trademarks or any variation or part of such Product Trademarks used as its URL address or any part of such address, throughout the Territory. Xilio shall not, and shall cause its Affiliates and its and their (sub)licensees not to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks and (b) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks. Xilio shall not, and shall cause its Affiliates and its and their (sub)licensees not to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto.
9.9.[**].  Notwithstanding any provision to the contrary in this Article 9, to the extent that any [**] constitutes a Collaboration Patent under [**], each Party’s rights set forth in this Article 9 with respect to such [**] shall be subject to [**] rights and Gilead’s obligations with respect thereto under the [**].
ARTICLE 10
CONFIDENTIALITY AND NON-DISCLOSURE
10.1.Confidentiality Obligations. At all times during the Term and for a period of [**] following termination or expiration of this Agreement in its entirety, each Party shall, and shall cause its Affiliates and each of its and their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.  “Confidential Information” means any technical, business or other information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic or otherwise) that is disclosed or otherwise provided by or on behalf of one (1) Party to the other Party in connection with this Agreement or that certain Mutual Confidential Disclosure Agreement entered into by the Parties, dated [**], as amended (“Confidentiality Agreement”), whether prior to, on or after the Effective Date, including the terms of this Agreement (subject to Section 10.5), information relating to any IL-12 Molecule or any IL-12 Product (including the Regulatory Documentation), any Development or Commercialization of any IL-12 Molecule or any IL-12 Product, any Information with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or its or their respective (sub)licensees/Sublicensees (including Licensed Know-How) and the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Confidential Information constituting (a) [**] shall be deemed the Confidential Information of Gilead (and Gilead shall be deemed to be the disclosing Party and Xilio shall be deemed to be the receiving Party with respect thereto), (b) from and after the Continuation Date until termination (but not expiration) of this Agreement, Regulatory Documentation, [**], in each case, specifically relating to any IL-12 Molecule or any IL-12 Product or the Exploitation of any of the foregoing in the Field in the Territory (collectively, “Product Information”) shall be deemed the Confidential Information of Gilead (and Gilead shall be deemed to be the disclosing Party and Xilio shall be deemed to be the receiving Party with respect thereto), (c) [**] and, for clarity, [**] and, prior to the Continuation Date, Product Information shall be deemed the Confidential Information of Xilio (and Xilio shall be deemed to be the disclosing Party and Gilead shall be deemed to be the receiving Party with respect thereto) and (d) any other [**] and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto).
10.2.Exceptions.  Notwithstanding the foregoing, information will not be Confidential Information, and the confidentiality and non-use obligations under Section 10.1 shall not apply to any such information, that:
10.2.1.is or hereafter becomes generally available to the public by use, publication, general knowledge or the like other than by breach by the receiving Party or any of its Affiliates of this Agreement or, prior to the Effective Date, the Confidentiality Agreement by the receiving Party;
10.2.2.is subsequently disclosed to the receiving Party or any of its Affiliates, without obligation of confidentiality or non-use, by a Third Party who may lawfully do so and who is not under an obligation of confidentiality to the disclosing Party or any of its Affiliates with respect to such information;
10.2.3.was already in the possession of the receiving Party or any of its Affiliates prior to receipt from the disclosing Party or any of its Affiliates as shown in the written records of the receiving Party or its Affiliates or by other competent evidence; provided that the foregoing exception shall not apply with respect to [**] disclosed to Gilead under the Confidentiality Agreement prior to the Effective Date, [**]; or
10.2.4.is or was independently developed by the receiving Party or any of its Affiliates without use or reference to Confidential Information of the disclosing Party, as shown in the written records of the receiving Party or its Affiliates or by other competent evidence; provided that the foregoing exception shall not apply with respect to [**].

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.3.Permitted Disclosures.  Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:
10.3.1.made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the advice of the receiving Party’s legal counsel, such disclosure is otherwise required by law (other than by reason of filing with securities regulators, which shall be governed by Section 10.5); provided that to the extent practicable under the circumstances, the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by law; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by law shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such law;
10.3.2.made in order to prosecute or defend litigation;
10.3.3.with respect to Xilio’s disclosure of Gilead’s Confidential Information related to [**], necessary in connection with (a) the use of any permitted subcontractors for the performance of the Combination Arm; provided that such subcontractors shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use set forth in this Article 10 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [**] from the date of disclosure) or (b) any submission to or other communication with any Regulatory Authority, institutional review board or other ethics committee relating to the Combination Arm or the Combination Therapy; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;
10.3.4.necessary for the purpose of evaluating or carrying out an actual or potential investment, acquisition, debt transaction or royalty financing transaction, including to existing or potential investors, financing sources, underwriters or acquirers (including in connection with any royalty financing transaction); provided that such Persons (including such investors, financing sources, underwriters or acquirers) shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use set forth in this Article 10 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [**] from the date of disclosure);
10.3.5.made by or on behalf of Gilead or its Affiliates or its or their Sublicensees as may be necessary or reasonably useful in connection with the Exploitation of the IL-12 Molecules, the IL-12 Products (including in connection with any filing, application or request for Regulatory Approval by or on behalf of Gilead or any of its Affiliates or its or their Sublicensees) or otherwise in connection with the performance of its obligations or exercise of Gilead’s rights as contemplated by this Agreement, including to existing or potential vendors, service providers, contractors, distributors, (sub)licensees or collaboration partners; provided that such vendors, service providers, contractors, distributors, (sub)licensees or collaboration partners shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use set forth in this Article 10 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [**] from the date of disclosure);

10.3.6.made by or on behalf of the receiving Party to a patent authority as may be necessary or reasonably useful for purposes of obtaining or enforcing a Patent in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or
10.3.7.made by or on behalf of Gilead in accordance with Section 3.4.2(c).
10.4.Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their respective (sub)licensees/Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 10.4 shall not prohibit either Party from making any disclosure (a) identifying Xilio to the extent required in connection with its exercise of its rights or obligations under this Agreement or (b) identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). If a Party desires to use the other Party’s corporate name or logo in presentations, its website, collateral materials or corporate overviews to describe the collaboration relationship, or in taglines of press releases issued pursuant to this Section 10.4 (Use of Names), such Party will make such request to the other Party, and the other Party will promptly consider such request in good faith.
10.5.Public Announcements.  The Parties have agreed upon the content of a joint press release, which shall be issued substantially in the form(s) attached hereto as Schedule 10.5, the release of which the Parties shall coordinate in order to accomplish such release promptly following the Effective Date. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, consistent with the advice of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, consistent with the advice of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [**] prior to the anticipated date of disclosure unless a shorter timeframe is required by Applicable Law or the circumstances) so as to provide a reasonable opportunity to comment thereon; provided that if such required disclosure includes a disclosure of this Agreement, then the disclosing Party shall also submit a redacted form of this Agreement to the other Party and shall submit a confidential treatment request (or equivalent protection in a country other than the U.S.) in connection with such disclosure. The disclosing Party shall incorporate any reasonable comments received from the other Party with respect to such disclosure. Notwithstanding the foregoing, from and after the Continuation Date, Gilead and its Affiliates and its and their Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the IL-12 Molecules and IL-12 Products; provided that such disclosure is subject to the other provisions of this Article 10 with respect to Xilio’s Confidential Information. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 10.5, provided that such information remains current and accurate as of such time and provided the frequency and form of such disclosure are reasonable.
10.6.Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of, and information regarding, activities under this Agreement. Accordingly:

10.6.1.prior to the Continuation Date, Xilio shall have the right to publicly disclose the results of, and information regarding, activities under this Agreement, subject to Gilead’s prior written consent, not to be unreasonably withheld, conditioned or delayed. The Parties acknowledge and agree that it shall be reasonable for Gilead to withhold its consent for concerns regarding patent protection, to otherwise address issues of Confidential Information or related competitive harm and to the extent any such publication relates to [**];
10.6.2.from and after the Continuation Date, Gilead shall be free to publicly disclose the results of, and information regarding, activities under this Agreement, subject to prior review by Xilio of any disclosure of Xilio’s Confidential Information for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 10.6.2. Accordingly, prior to publishing or disclosing any of Xilio’s Confidential Information, Gilead shall provide Xilio with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information. Xilio shall respond promptly through its designated representative and in any event no later than [**] after the receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Gilead agrees to allow a reasonable period (not to exceed [**]) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm; and
10.6.3.with respect to the listing of clinical trials or the publication of clinical trial results for the IL-12 Molecules or IL-12 Products, each Party will comply with the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results. The Parties agree that any such listings of clinical trials or publications of clinical trial results will be considered a publication for purposes of this Section 10.6.
10.7.Protection of Personal Data.
10.7.1.The Parties acknowledge and agree that each Party alone determines the purposes and means of its Processing of Personal Data in connection with this Agreement, and thus that each Party is the controller in respect of its own Processing of Personal Data in connection with this Agreement (where such concept is recognized under applicable Data Protection Law) and not a processor which Process Personal Data on behalf of the other Party. Consequently, each Party shall comply with the obligations as a controller under applicable Data Protection Law and Process Personal Data, including pseudonymized raw data, only in accordance with Data Protection Law. Notwithstanding the foregoing, Xilio shall provide a data privacy notice to all Persons participating in clinical trials under the Development Plan that discloses and is consistent with, and, when required by applicable Data Protection Law, obtain appropriate consent or authorization in accordance with applicable Data Protection Law to allow for, the use and other Processing of Personal Data as set forth in this Agreement, including the Processing of data (including the Combination Clinical Data and Combination Sample Analysis Results) by Gilead as contemplated in this Agreement. Without limitation, Xilio shall ensure that there is no prohibition or restriction that (a) prevents or restricts it from disclosing or transferring data (including the Combination Clinical Data and Combination Sample Analysis Results) to Gilead as contemplated under this Agreement or (b) prevents or restricts Gilead from Processing such data as contemplated under this Agreement. If any Party becomes aware that it has provided Personal Data to the other Party that may not be shared pursuant to such a consent, authorization or notice, or such Person participating in a clinical trial has withdrawn his or her consent or authorization for the Processing of Personal Data, such Party shall promptly notify the other Party so that the affected Personal Data can be removed or anonymized if and to the extent required under applicable Data Protection Law.
10.7.2.The Parties agree to enter any supplemental terms that are or become required under Data Protection Law, including, as necessary, (a) supplemental data processing agreements, (b) joint controllership terms or (c) data transfer agreements that may be required with respect to the international transfer of Personal Data.
10.7.3.Upon request, each Party shall provide to the other Party commercially reasonable assistance as is reasonably requested to enable the requesting Party to comply with its obligations under Data Protection Law. Without limitation, Xilio shall provide, and shall ensure that all clinical trial site personnel provide, Gilead with reasonable assistance in addressing data subject rights (e.g., rights to access, correct, delete and object to processing of Personal Data), conducting privacy impact assessments and responding to data subject inquiries, in each case, in accordance with industry practices and Data Protection Laws.
10.7.4.Xilio shall notify Gilead in writing (a) immediately, if Xilio becomes aware of any investigation by or communication from any government authority relating to Personal Data Processed in connection with this Agreement, in which case Xilio shall also inform Gilead of all material information relating to the circumstances giving rise to such claims; and (b) promptly, if Xilio receives any inquiry, notice or complaint from any individual relating to Personal Data about that individual.
10.8.Information Security.  Each Party shall implement and maintain reasonable administrative, technical and physical safeguards that comply with Data Protection Law and are designed to (a) maintain the security and confidentiality of Personal Data and the Confidential Information of the other Party and the systems on which such data is Processed; (b) protect against reasonably anticipated threats or hazards to the security or integrity of such data and systems; and (c) protect against unauthorized access to or use of such data and systems.
ARTICLE 11
REPRESENTATIONS AND WARRANTIES
11.1.Mutual Representations and Warranties.  Xilio and Gilead each represents and warrants to the other as of the Effective Date that:
11.1.1.it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;
11.1.2.the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate:  (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;
11.1.3.this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
11.1.4.neither it nor any of its Affiliates nor its or their (sub)licensees has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the IL-12 Molecules or IL-12 Products, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section; and

11.1.5.it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.
11.2.Additional Representations and Warranties of Xilio.  Xilio further represents and warrants to Gilead that (a) except as set forth in Schedule 11.2 attached hereto (the “Initial Disclosure Schedule”) and except with respect to Section 11.2.18, as of the Effective Date, and (b) subject to Section 11.3.2, except as set forth in the Data Package Disclosure Schedule, as of the date Xilio delivers the Data Package to Gilead (the “Data Package Delivery Date”), as follows:
11.2.1.All existing Licensed Patents are listed on Schedule 11.2.1 (the “Existing Patents”), and Xilio is the sole and exclusive owner of the entire rights, title and interests in the Existing Patents listed on Schedule 11.2.1 free of any encumbrance, lien or claim of ownership by any Third Party. All such Existing Patents are subsisting and, to the Knowledge of Xilio, are not invalid or unenforceable, in whole or in part, are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment (taking account of any permitted extensions). With respect to pending applications in the Existing Patents, Xilio and its Affiliates have presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office. Xilio is entitled to grant the licenses specified herein.
11.2.2.All Existing Agreements are listed on Schedule 11.2.2. To the Knowledge of Xilio, the Development, Manufacture and Commercialization of the IL-12 Molecules and the IL-12 Products as contemplated as of the Effective Date and Data Package Delivery Date, as applicable, are not subject to any other license or agreement to which Xilio or any of its Affiliates is a party other than the Existing Agreements. The rights and obligations of the Parties hereunder are fully consistent with, and are not limited in any material respect by, the Existing Agreements. None of Xilio or its Affiliates (a) is, to the Knowledge of Xilio, in material breach of any Existing Agreement or (b) has received any written notice of material breach or termination under any Existing Agreement from the counterparty thereto. To the Knowledge of Xilio, (i) no facts or circumstances exist that would reasonably be expected to give rise to any such material breach or termination and (ii) no counterparty is in material breach of any Existing Agreement.
11.2.3.There are no claims, judgments or settlements against, or amounts with respect thereto owed by, Xilio or any of its Affiliates relating to the Existing Regulatory Documentation, the Existing Patents or the Licensed Know-How. Neither Xilio nor any of its Affiliates has received written notice of any actual or threatened claim or litigation, or any notice of any pending claim or litigation, and Xilio has no Knowledge of any such claim, whether or not asserted, that (a) the Existing Patents are invalid or unenforceable or (b) the Existing Regulatory Documentation, the Existing Patents or the Licensed Know-How, or the disclosing, copying, making, assigning or licensing of the Existing Regulatory Documentation, the Existing Patents or the Licensed Know-How or the Development, Manufacture or Commercialization of the IL-12 Molecules or IL-12 Products as contemplated herein, does or will violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any Person, and to Xilio’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such claims. To Xilio’s Knowledge, no Person (i) has infringed, is infringing or threatening to infringe any Existing Patent or (ii) has misappropriated, is misappropriating or threatening to misappropriate the Licensed Know-How.
11.2.4.To the Knowledge of Xilio, the Development, Manufacture or Commercialization of the IL-12 Molecules or IL-12 Products as contemplated herein as of the date of such representation does not violate, infringe, misappropriate or otherwise conflict or interfere with any Patent or other intellectual property or proprietary right of any Third Party.
11.2.5.Xilio Controls all Information and Patents in its or its Affiliates’ ownership or control that are necessary or useful to Develop, Manufacture or Commercialize the IL-12 Molecules and the IL-12 Products as contemplated herein and such Information and Patents are not subject to any other license or agreement to which Xilio or any of its Affiliates is a party. Xilio Controls all Regulatory Documentation with respect to the IL-12 Molecules and IL-12 Products.
11.2.6.The Existing Patents represent all Patents within Xilio’s or its Affiliates’ ownership or control that are necessary or useful to Develop, Manufacture or Commercialize the IL-12 Molecules or the IL-12 Products as contemplated herein as of the date of such representation. The Licensed Know-How represent all Information within Xilio’s or its Affiliates’ ownership or control necessary or useful to Develop, Manufacture or Commercialize the IL-12 Molecules or the IL-12 Products as contemplated herein as of the date of such representation. Neither Xilio nor any of its Affiliates has previously entered into any written agreement with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, any Patent or Information that would be Existing Patents or Licensed Know-How, as applicable, but for such assignment, transfer, license, conveyance or encumbrance, and it will not enter into any such agreements or grant any such right, title, or interest to any Person that is inconsistent with the rights and licenses granted to Gilead under this Agreement.
11.2.7.Each Person who has or has had any rights in or to any Existing Patents or any Licensed Know-How has assigned and has executed an agreement assigning its entire right, title and interest in and to such Existing Patents and Licensed Know-How to Xilio. To Xilio’s Knowledge, no current officer, employee, agent or consultant of Xilio or any of its Affiliates is in violation of any term of any assignment or other agreement, including any employment contract, regarding the protection of Patents or other intellectual property or proprietary information of Xilio or such Affiliate.
11.2.8.Xilio or one of its Affiliates has obtained the right (including under any Patents and other intellectual property rights) to use all Information and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any Existing Agreements with respect to the IL-12 Molecules and IL-12 Products to the extent necessary to provide Gilead with the rights to Develop, Manufacture and Commercialize the IL-12 Molecules and IL-12 Products as contemplated hereunder, and Xilio or one of its Affiliates has the rights under each such agreement to transfer such Information or other materials to Gilead and its designees and to grant Gilead the right to use such Information or other materials in the Development, Manufacture and Commercialization of the IL-12 Molecules or IL-12 Products as required to enable Gilead to Exploit the IL-12 Molecules or IL-12 Products as contemplated hereunder.
11.2.9.The inventions claimed or covered by the Existing Patents (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 and (d) are not the subject of any licenses, options or other rights of any other governmental authority, within or outside the United States, due to such governmental authority’s funding of research and development or otherwise (other than the right to receive payments or any law of general application that applies to personal property generally, e.g., takings laws).

11.2.10. With respect to the portions of the Licensed Know-How the confidentiality of which is material to Develop, Manufacture or Commercialize the IL-12 Molecules or the IL-12 Products existing as of the Effective Date or Data Package Delivery Date, as applicable, such portions of the Licensed Know-How have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality or if published or otherwise publicly disclosed, were published or publicly disclosed in a manner that would not reasonably be expected to adversely impact the patentability of such Licensed Know-How. To the Knowledge of Xilio, no breach of such confidentiality has been committed by any Third Party.
11.2.11. Xilio has made available to Gilead copies of (a) the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Existing Patents; (b) all Existing Regulatory Documentation and all Existing Agreements; and (c) Licensed Know-How and other Information in its possession or Control necessary or useful to Develop, Manufacture or Commercialize the IL-12 Molecules or IL-12 Products, including all material adverse information with respect to the safety and efficacy of the IL-12 Molecules known to Xilio or its Affiliates, and in each case ((a) through (c)), all such materials, Existing Regulatory Documentation, Existing Agreements, Licensed Know-How and other Information are true and correct. Neither Xilio nor any of its Affiliates has any Knowledge of any scientific or technical facts or circumstances that would adversely affect the scientific, therapeutic or commercial potential of the IL-12 Molecules or IL-12 Products. Neither Xilio nor any of its Affiliates is aware of anything that could adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any filing, application or request for any IND or Regulatory Approval.
11.2.12. Neither Xilio nor any of its Affiliates or its or their respective officers or employees or, to the Knowledge of Xilio, its or any of its Affiliates’ agents or (sub)licensees, nor any of such agents’ or sublicensees’ respective officers, employees or agents, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the IL-12 Molecules or IL-12 Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the IL-12 Molecules or IL-12 Products or committed an act, made a statement or failed to make a statement with respect to the Development of the IL-12 Molecules or IL-12 Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.
11.2.13. Xilio and its Affiliates and its and their (sub)licensees have conducted, and their respective contractors and consultants have conducted, all Development and Manufacture of the IL-12 Molecules and IL-12 Products (including the generation, preparation, maintenance and retention of all Regulatory Documentation) that they have conducted prior to the Effective Date and the Data Package Delivery Date, as applicable, in accordance with good laboratory and clinical practice and Applicable Law.
11.2.14. There are no amounts that will be required to be paid to a Third Party as a result of the Development, Manufacture or Commercialization of the IL-12 Molecules or IL-12 Products that arise out of any agreement (other than the Existing Agreements) to which Xilio or any of its Affiliates is a party.
11.2.15. Xilio and its Affiliates and its and their (sub)licensees have complied with all Applicable Laws relating to the privacy, Processing of Personal Data, and information security in all countries in connection with the IL-12 Molecules and IL-12 Products (including any transfer of Personal Data across national borders), all privacy related consents, authorizations and notices that apply to the IL-12 Molecules and IL-12 Products and the requirements of any contract or codes of conduct to which it is a party. Xilio, its Affiliates and its and their (sub)licensees has, when required by applicable Data Protection

Law, provided a data privacy notice to all persons participating in clinical trials with respect to the IL-12 Molecules and IL-12 Products and obtained appropriate consent and authorization from such persons. Such notices, consents and authorizations are in accordance with applicable Data Protection Law and allow for the disclosure and use of Personal Data by Gilead, its Affiliates and its and their Sublicensees as set forth in this Agreement. Without limitation, as appropriate, such notices, consents and authorizations have been approved by a cognizant and appropriately qualified institutional review board or research ethics committee.
11.2.16. In connection with this Agreement, the IL-12 Molecules and the IL-12 Products, Xilio, its Affiliates, its and their owners, officers, directors or employees and, to the Knowledge of Xilio, its and their (sub)licensees and other Persons acting on its or their behalf (a) have complied with all Anti-Corruption Laws and (b) have not, directly or indirectly, (i) made, offered, given, promised to give or authorized any bribe, kickback, payment or transfer of anything of value, regardless of form or amount, to any Government Official or any other Person for the purpose of: (A) improperly influencing any act or decision of the Government Official; (B) inducing the Government Official to do or omit to do any act in violation of a lawful or otherwise required duty; or (C) securing any improper advantage, (ii) made or permitted any off-the-books accounts, inadequately identified transactions, recording of non-existent expenditures, entry of liabilities with incorrect identification of their object or the use of false documents, (iii) been (and is not under) administrative, civil or criminal investigation, indictment, information, suspension, debarment or audit by any governmental authority, in connection with alleged or possible violations of any Anti-Corruption Laws and (iv) (A) received written notice or inquiry from, or made a voluntary or involuntary disclosure to, the United States Department of Justice, the Securities and Exchange Commission, the UK Serious Fraud Office or any other governmental authority, (B) received a whistleblower report or (C) conducted any internal investigation or audit regarding alleged or possible violations of any Anti-Corruption Laws.
11.2.17. Neither Xilio nor any of its Affiliates or, to the Knowledge of Xilio, any Third Party has ever requested or caused to be requested any UPC Opt-In or UPC Opt-Out of any Existing Patents.
11.2.18. Solely as of the Data Package Delivery Date, (a) the Data Package is complete and correct in all material respects and (b) if Xilio has entered into any agreement with a Third Party in order to obtain a license or right under a Third Party Right pursuant to Section 9.7, (i) such agreement is valid, enforceable, in full force and effect and, by its terms, is sublicensable to Gilead as contemplated by this Agreement, (ii) the rights and obligations of the Parties hereunder are fully consistent with, and are not limited in any material respect by, such agreement, including that the rights granted to Gilead hereunder to intellectual property licensed pursuant such agreement are no more restricted under such agreement than the analogous rights granted to Gilead hereunder with respect to intellectual property rights wholly owned by Xilio or its Affiliates and (iii) Xilio has made available to Gilead a copy of any such agreement.
11.2.19. To the Knowledge of Xilio, the representations and warranties of Xilio in this Agreement and the information, documents and materials furnished to Gilead in connection with its period of diligence prior to the Effective Date and the Data Package Delivery Date, as applicable, do not, taken as a whole, (a) contain any untrue statement of a material fact or (b) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.
11.3.Updated Disclosure Schedules.
11.3.1.On the Data Package Delivery Date, Xilio shall provide to Gilead either (a) an updated Schedule 11.2.1, an updated Schedule 11.2.2 and a list of any exceptions to any of the representations and warranties in Section 11.2 (such list of exceptions, the “Data Package Disclosure

Schedule”); or (b) a written statement that no such updates are required and all such schedules and representations and warranties, as qualified by the Initial Disclosure Schedule, remain true and correct as of the Data Package Delivery Date.
11.3.2.Any update in the Data Package Disclosure Schedule shall not be deemed to amend or supplement the Initial Disclosure Schedule as it exists as of the Effective Date, including for the purposes of the indemnification provisions under Section 12.2 (and therefore shall not cure any prior failure to disclose). For all representations and warranties for which Xilio does not provide an updated schedule pursuant to Section 11.3.1, or if Xilio fails to provide any updated schedules or such statement in clause (b) of Section 11.3.1 as of the Data Package Delivery Date, Xilio shall be deemed to have made the representations and warranties in Section 11.2 to Gilead as of the Data Package Delivery Date without additional qualification. For the avoidance of doubt, an exception made by Xilio in the Data Package Disclosure Schedule shall not cure a deficiency in the Initial Disclosure Schedule. Xilio acknowledges and agrees that any disclosure made in the Data Package Disclosure Schedule cannot cure a breach of any covenant or obligation of Xilio hereunder, including Section 11.5.
11.4.Anti-Bribery and Anti-Corruption Compliance.  In connection with this Agreement, the IL-12 Molecules and the IL-12 Products, each Party, its Affiliates and its and their (sub)licensees and its and their owners, employees, officers, directors and other representatives, in each case, will comply with all Anti-Corruption Laws. Each Party and its Affiliates have, and undertake that they shall update and maintain during the Term, an adequate system of internal controls, including anti-corruption policies, procedures and training, that are reasonably designed to ensure compliance with Anti-Corruption Laws and under which such Party’s (and its Affiliates’) owners, employees, officers, directors, (sub)licensees and other representatives are required to comply with all Applicable Law, including Anti-Corruption Laws. In connection with this Agreement, the IL-12 Molecules and the IL-12 Products, none of each Party, its Affiliates, its or their (sub)licensees or any of its or their owners, officers, directors or employees, and to the Knowledge of each Party, no other Person acting on its or their behalf, directly or indirectly, (a) will make, offer, give, promise to give or authorize any bribe, kickback, payment or transfer of anything of value, regardless of form or amount, to any Government Official or any other Person for the purpose of: (i) improperly influencing any act or decision of the Government Official; (ii) inducing the Government Official to do or omit to do any act in violation of a lawful or otherwise required duty; or (iii) securing any improper advantage or (b) will make or permit any off-the-books accounts, inadequately identified transactions, recording of non-existent expenditures, entry of liabilities with incorrect identification of their object or the use of false documents.
11.5.Covenants.
11.5.1.Each Party, its Affiliates and its and their (sub)licensees (with respect to Xilio)/Sublicensees (with respect to Gilead) will, in the course of performing its obligations or exercising its rights under this Agreement, comply with all Applicable Law, including, as applicable, cGMP, GCP and GLP standards, and will not employ or engage, and if so employed and engaged, will thereafter terminate such Person’s involvement with the IL-12 Molecules and IL-12 Products, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section, or is the subject of any proceedings that could result in such Person being debarred pursuant to Section 306 of the FFDCA or the subject of a conviction described in such section.
11.5.2.During the Term, neither Xilio nor any of its Affiliates shall encumber or diminish the rights granted (or to be granted as of the Continuation Date) to Gilead hereunder with respect to the Licensed Patents.
11.5.3.During the Term, Xilio shall not, and shall cause its Affiliates not to (a) misappropriate any Know-How of a Third Party or infringe any published or issued Patent (or, with respect to any Patent application, take any action that would constitute infringement if such application were to issue as a published Patent) or, to the extent known, or reasonably knowable, by Xilio or any of its Affiliates, any other intellectual property rights of a Third Party, in each case, in connection with the Development or Manufacture of the IL-12 Molecules and IL-12 Products and (b) use any funds from the federal government of the United States or any agency thereof to fund, directly or indirectly, any Development or Manufacturing activities hereunder, in whole or in part.
11.5.4.During the Term, Xilio shall inform Gilead in writing promptly if it or any Person who is performing or has performed services with respect to the IL-12 Molecules or IL-12 Products is debarred or is the subject of a conviction described in Section 306 of the FFDCA or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Xilio’s Knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing (or who has performed) services with respect to the IL-12 Molecules or IL-12 Products.
11.5.5.From the Effective Date until the Continuation Date, Xilio shall, and shall cause its Affiliates to (a) conduct its business with respect to the IL-12 Molecules and IL-12 Products and the intellectual property rights granted hereunder in the ordinary course consistent with past practice and in accordance with all Applicable Law, (b) not commit any act or permit the occurrence of any omission that would cause any of the representations and warranties of Xilio in Section 11.2 to be untrue or misleading in any material respect as of the Continuation Date and (c) promptly notify Gilead if it becomes aware that any of the representations and warranties in Section 11.2 are untrue or misleading in any material respect. During the Term, Xilio shall, and shall cause its Affiliates to, refrain from taking any action or omitting to take any action that would have the effect of restricting or impairing the rights granted or to be granted to Gilead hereunder or preventing either Party’s ability to perform its obligations under this Agreement, including (i) licensing, transferring or otherwise disposing of any Licensed Know-How or Licensed Patent or (ii) entering into, modifying, extending, renewing or amending any contract related to the IL-12 Molecules or IL-12 Products or the intellectual property rights granted hereunder, in each case ((i) and (ii)), in a manner that would materially limit or impair Gilead’s rights under this Agreement.
11.6.DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12
INDEMNITY
12.1.Indemnification of Xilio.  Gilead shall indemnify Xilio, its Affiliates and its and their respective directors, officers, employees and agents (“Xilio Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by or on behalf of Gilead or its Affiliates or Sublicensees of this Agreement, including the enforcement of Xilio’s rights under this Section 12.1; (b) the gross negligence or willful misconduct on the part of the Gilead Indemnitees in performing Gilead’s obligations or exercising its rights under this Agreement; (c) any personal injury or death to any patient in the Combination Arm to the extent resulting from the administration of [**] to such patient in the Combination Arm in accordance with the protocol for the Combination Arm; or (d) the Exploitation by Gilead or any of its Affiliates of any IL-12 Product or any IL-12 Molecule anywhere in the world, except to the extent that such Loss (x) in the case of Section 12.1(a), (b) and (c), is based upon an action or omission for which Xilio would have an obligation to indemnify a Gilead Indemnitee under Section 12.2(a), (b) or (c) if such Loss were incurred by a Gilead Indemnitee, (y) in the case of Section 12.1(d), is based upon an action or omission for which Xilio would have an obligation to indemnify a Gilead Indemnitee under Section 12.2 if such Loss were incurred by a Gilead Indemnitee, in each case ((x) and (y)), as to which Losses each Party shall indemnify the other to the extent of their respective liability or (z) arises from or occurs as a result of the negligence on the part of any Xilio Indemnitee under this Agreement.
12.2.Indemnification of Gilead.  Xilio shall indemnify Gilead, its Affiliates, its and their Sublicensees and distributors and its and their respective directors, officers, employees and agents (“Gilead Indemnitees”) and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by or on behalf of Xilio or its Affiliates or (sub)licensees of this Agreement, including the enforcement of Gilead’s rights under this Section 12.2; (b) the gross negligence or willful misconduct on the part of the Xilio Indemnitees in performing Xilio’s obligations or exercising its rights under this Agreement; (c) the Existing Agreements; and (d) the Exploitation by Xilio or any of its Affiliates of the IL-12 Molecules or IL-12 Products anywhere in the world, except to the extent that such Loss, (x) in the case of Section 12.2(a), (b) and (c), is based upon an action or omission for which Gilead would have an obligation to indemnify an Xilio Indemnitee under Section 12.1(a), (b) or (c) if such Loss were incurred by an Xilio Indemnitee, and (y) in the case of Section 12.2(d), is based upon an action or omission for which Gilead would have an obligation to indemnify an Xilio Indemnitee under Section 12.1 if such Loss were incurred by an Xilio Indemnitee, in each case ((x) and (y)), as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses, or (z) arises from or occurs as a result of the negligence on the part of any Gilead Indemnitee under this Agreement.
12.3.Indemnification Procedures.
12.3.1.Notice of Claim. All indemnification claims in respect of an Xilio Indemnitee or Gilead Indemnitee, as applicable, shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 12, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
12.3.2.Control of Defense. Subject to the provisions of Section 9.4, Section 9.5 and Section 9.6, at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [**] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party.
12.3.3.Right to Participate in Defense. Without limiting Section 12.3.2, any Indemnified Party shall be entitled to participate in, but not control (except as provided in Section 9.4, Section 9.5 and Section 9.6), the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3.2 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles. For clarity, if the Indemnified Party has the right to control the defense of a Third Party Claim pursuant to Section 9.4, Section 9.5 or Section 9.6, the Indemnified Party shall be entitled to control such Third Party Claim, without limiting the indemnifying Party’s responsibility for Losses under Section 12.1 or Section 12.2, as applicable.
12.3.4.Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim. Without limiting the rights and obligations of the Parties under Article 9, regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the indemnifying Party. Except as provided in Article 9, the indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an

Indemnified Party that is reached without the written consent of the indemnifying Party. For clarity, if a Third Party Claim, or the events giving rise to or resulting in such Third Party Claim, are subject to Article 9 and Section 12.1 or Section 12.2, then Article 9 shall apply with respect to the defense of such Third Party Claim and Section 12.1 or Section 12.2, as applicable, shall apply with respect to the allocation of financial responsibility for the related Losses.
12.3.5.Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket costs in connection therewith.
12.4.Special, Indirect and Other Losses.  EXCEPT (A) FOR THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY, (B) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 OR SECTION 5.6, AND (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 12, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR ITS OR THEIR SUBLICENSEES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, LOSS OF OPPORTUNITY, OR LOSS OF REVENUE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE IL-12 MOLECULES OR IL-12 PRODUCTS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
12.5.Insurance.  Each Party will, at its own expense, procure and maintain during the Term and for a period of [**] thereafter, insurance policies, including product liability insurance when applicable, adequate to cover its obligations hereunder and that are consistent with normal business practices of prudent companies similarly situated. Such insurance will not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article 12. Each Party will provide the other Party with written evidence of such insurance upon request from the other Party. Notwithstanding any provision to the contrary set forth in this Agreement, Gilead may self-insure, in whole or in part, the insurance requirements described above.
ARTICLE 13
TERM AND TERMINATION
13.1.Term and Expiration.  This Agreement shall commence on the Effective Date and, unless earlier terminated (including pursuant to Section 4.2), shall continue in force and effect until the date of expiration of the last Royalty Term for the last Lead Product or Back-Up Product (such period, the “Term”). Upon the expiration of the Royalty Term as to each Lead Product or Back-Up Product in each country (and upon expiration of the Term of this Agreement in its entirety), the grants in Section 5.1 shall remain exclusive and automatically become fully-paid, royalty-free, perpetual and irrevocable in their entirety; provided that, notwithstanding the foregoing, Xilio shall retain the right to terminate such licenses granted to Gilead under this Agreement with respect to such Lead Product or Back-Up Product (or all IL-

12 Molecules and IL-12 Products if the applicable material breach relates to the Agreement as a whole) and such country to the extent (a) Xilio has brought a claim prior to the expiration of the applicable Term alleging a material breach with respect to such Lead Product or Back-Up Product and such country (or all IL-12 Molecules and IL-12 Products if the applicable material breach relates to the Agreement as a whole), and (b) following expiration of such Term for such Lead Product or Back-Up Product and such country (or in its entirety), it is finally determined in accordance with Article 14 that Gilead was in fact in material breach of this Agreement with respect to such Lead Product or Back-Up Product and such country (or all IL-12 Molecules and IL-12 Products if the applicable material breach relates to the Agreement as a whole).
13.2.Termination.
13.2.1.Termination for Material Breach. In the event that either Party (the “Breaching Party”) materially breaches any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing [**] or, if such material breach arises from failure to make a payment set forth in this Agreement, [**] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that:
(a)the termination shall not become effective at the end of the applicable Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such breach cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and diligently continues such actions, such termination shall not become effective for so long as the Breaching Party diligently continues such actions); and
(b)if the Breaching Party initiates a dispute resolution procedure under Article 14 as permitted under this Agreement during the Notice Period regarding whether the Breaching Party materially breached any of its material obligations under this Agreement and is pursuing such procedure in good faith, the Notice Period set forth in this Section 13.2.1 shall be suspended and the termination shall become effective only if such breach remains uncured for [**] after the final resolution of the dispute through such dispute resolution procedure (or, if the breach cannot be cured within such [**], as applicable, if the Breaching Party commences actions to cure such breach within such period and thereafter diligently continues such actions, such termination shall not become effective for so long as the Breaching Party diligently continues such actions).
13.2.2.Termination for Patent Challenge. Except to the extent unenforceable under the Applicable Law, Xilio may terminate this Agreement by providing [**] prior written notice of termination to Gilead if Gilead or its Affiliates or Sublicensees (directly or indirectly) contests the validity or enforceability of any Licensed Patent [**] (a “Patent Challenge”), unless Gilead or its applicable Affiliate or Sublicensee [**] following Xilio’s notice; provided that (a) [**] if: (i) [**], or (ii) [**], and (b) Xilio shall not have the right to terminate this Agreement pursuant to this Section 13.2.2 if Gilead or its Affiliate or Sublicensee takes any action described in the definition of Patent Challenge (i) [**], (ii) [**] or (iii) [**]. In addition, notwithstanding the foregoing, Xilio shall not have the right to terminate this Agreement pursuant to this Section 13.2.2 if any Affiliate that first becomes an Affiliate of Gilead after the Effective Date [**] within the later to occur of (x) [**] after the date such Affiliate first becomes an Affiliate of Gilead and (y) [**] after the date Xilio provides Gilead notice regarding such Patent Challenge. As used herein, a Patent Challenge includes: ([**].
13.2.3.Termination by Gilead. Gilead may terminate this Agreement in its entirety (a) [**], or (b) (i) prior to the first First Commercial Sale, upon [**] prior written notice to Xilio, and (ii) from and after the first First Commercial Sale, upon [**] prior written notice to Xilio, in each case ((i) and (ii)), for any or no reason.

13.2.4.Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged [**] after such filing, (d) proposes a written agreement of composition, (e) proposes or is a party to any dissolution or liquidation, or (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged [**] of the filing, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
13.3.Termination for Cessation of Development or Commercialization.  If [**] Gilead [**] (a) does not conduct any Development or Commercialization activities for any IL-12 Product throughout the Territory, or (b) has instituted and maintained (per Gilead’s internal policies) a hold on conducting all Development activities and Commercialization activities for all IL-12 Products throughout the Territory [**] a “Cessation Event”), then Xilio will notify Gilead in writing upon becoming aware of such Cessation Event having occurred.  [**] the Parties shall meet (including via teleconference or videoconference) to discuss the nature and circumstances surrounding any such Cessation Event. Gilead shall [**] cure such Cessation Event. If Gilead fails to cure such Cessation Event [**], then Xilio may terminate this Agreement effective immediately upon written notice to Gilead.
13.4.Rights in Bankruptcy.  The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by Applicable Law. All rights and licenses granted to Gilead under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of Title 11 of the U.S. Code (the “U.S. Bankruptcy Code”), shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction. All royalties and milestone payments under this Agreement will be deemed “royalties” for purposes of Section 365(n) of the U.S. Bankruptcy Code. For the avoidance of doubt, each Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.
13.4.1.Xilio will, during the Term, create and maintain current and updated copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed to Gilead under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include (a) copies of research data; (b) laboratory samples; (c) product samples and inventory; (d) formulas; (e) laboratory notes and notebooks; (f) data and results related to clinical trials; (g) Regulatory Documentation (including Regulatory Approvals); (h) rights of reference in respect of Regulatory Documentation (including Regulatory Approvals); (i) pre-clinical research data and results; (j) tangible Information (including Licensed Know-How and Joint Know-How); and (k) marketing, advertising and promotional materials that relate to such intellectual property. In the event of a proceeding commenced by or against Xilio pursuant to the U.S. Bankruptcy Code, Gilead shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in Gilead’s possession, shall be promptly delivered to it upon Gilead’s written request (x) upon commencement of a bankruptcy proceeding, unless Xilio continues to perform all of its obligations under this Agreement, or (y) if not delivered pursuant to clause (x) above because Xilio continues to perform, upon the rejection of this Agreement by or on behalf of Xilio. Unless and until Xilio rejects this Agreement, each Party shall perform all of its obligations under this Agreement, and Xilio shall not interfere with the rights of Gilead to intellectual property as set forth in this Section 13.4, including the right to obtain the intellectual property from another entity.

13.4.2.The Parties intend and agree that any sale of Xilio’s assets under Section 363 of the U.S. Bankruptcy Code shall be subject to Gilead’s rights under Section 365(n) of the U.S. Bankruptcy Code.
13.4.3.All rights, powers and remedies Gilead provided in this Section 13.4 are not in substitution for any other rights, powers and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code). The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under U.S. Bankruptcy Code Section 365(n):
(a)the right of access to any intellectual property rights (including all embodiments thereof) of Xilio, or any Third Party with whom Xilio contracts to perform an obligation of Xilio under this Agreement, and, in the case of any such Third Party, that is necessary or reasonably useful for the Exploitation of any IL-12 Molecules or IL-12 Products or the exercise of any other rights granted to Gilead under this Agreement;
(b)the right to contract directly with any Third Party to complete the contracted work; and
(c)the right to cure any default under any such agreement with a Third Party.
13.5.Consequences of Termination Prior to Continuation Date. In the event of any termination of this Agreement prior to the Continuation Date by a Party pursuant to Section 13.2, (a) all rights and licenses granted by one Party to the other Party shall immediately terminate, (b) Xilio shall promptly return to Gilead or destroy, as requested by Gilead in its sole discretion, any unused [**] in its possession or under its control and (c) if, during the Development Period, Gilead requested that Xilio Manufacture and supply clinical quantities of the IL-12 Molecules and IL-12 Products in accordance with clause (b) of Section 6.1.1, then Gilead shall promptly return to Xilio or destroy, as requested by Xilio in its sole discretion, any unused IL-12 Molecules and IL-12 Products in its possession or under its control; provided that, to the extent Xilio requests return of any such supply, Xilio shall reimburse Gilead for the Fully Burdened Manufacturing Costs that Gilead paid to Xilio for any such supply pursuant to Section 6.1.1. If a Party requests that the other Party destroy any unused [**], IL-12 Molecules or IL-12 Products in accordance with the foregoing, then the other Party shall provide such requesting Party written certification of such destruction.
13.6.Consequences of Termination After Continuation Date. In the event of any termination of this Agreement in its entirety after the Continuation Date by a Party pursuant to Section 13.2 (but, for clarity, not if this Agreement expires pursuant to Section 13.1 or if this Agreement is terminated prior to the Continuation Date), the following shall apply:
13.6.1.except to the extent necessary for Gilead to perform activities in accordance with Section 13.6.2 and Section 13.6.4 and subject to Section 13.6.5, all rights and licenses granted by one Party to the other Party shall immediately terminate;
13.6.2.Gilead shall grant, and hereby grants effective as of the effective date of such termination, to Xilio a sublicensable (through multiple tiers), exclusive license under the Gilead Grantback Know-How and Gilead Grantback Patents solely to Exploit the Reversion Product(s) in the Field in the Territory as such Reversion Product(s) exist as of the effective date of termination [**];
13.6.3.[**];

13.6.4.notwithstanding the termination of Gilead’s licenses and other rights under this Agreement with respect to a particular IL-12 Product or a particular country, Gilead shall [**]. For the avoidance of doubt, Gilead shall continue to make payments on such IL-12 Product as provided in Section 8.4, Section 8.5 and Section 8.10 (as if this Agreement had not terminated with respect to such IL-12 Product or country); and
13.6.5.unless otherwise agreed in the termination transition plan pursuant to Section 13.6.2, Xilio shall be responsible for all ongoing costs and expenses with respect to the terminated IL-12 Molecules and IL-12 Products in the terminated country(ies), including regulatory reporting and long-term monitoring (for safety and efficacy) of patients who were or are administered an IL-12 Product before, on or after the effective date of termination.
13.7.Return of Confidential Information. Upon the effective date of any termination of this Agreement for any reason, upon the written request of a Party, the non-requesting Party shall either, at the requesting Party’s election: (a) promptly destroy all copies of the requesting Party’s Confidential Information in the possession or control of the non-requesting Party (other than Joint Know-How and the terms of this Agreement) and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of the requesting Party’s Confidential Information in the possession or control of the non-requesting Party (other than Joint Know-How and the terms of this Agreement). Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain (i) such Confidential Information to the extent necessary or reasonably useful for purposes of performing any continuing obligations or exercising any ongoing rights and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 10.1.
13.8.Modification In Lieu of Termination. If, at any time during the Term, Gilead has the right to terminate this Agreement pursuant and subject to Section 13.2.1 as a result of Xilio’s material breach of any material obligation in this Agreement that is finally determined in accordance with Article 14, then Gilead may, as its sole and exclusive remedy for such material breach, by written notice to Xilio, elect to continue this Agreement as modified by this Section 13.8, in which case, effective as of the date Gilead delivers such notice of such election to Xilio:
13.8.1.[**];
13.8.2.[**]; and
13.8.3.all other provisions of this Agreement shall remain in full force and effect without change.
13.9.Remedies.  Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more IL-12 Products or countries) shall not limit remedies that may otherwise be available in law or equity.
13.10.Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing:
13.10.1.Sections 3.3 (last sentence), 3.4.1(c), 3.4.2(b), 3.4.2(c), 3.4.3, 3.7.2 (as applicable), 3.8 (for the period provided therein), 4.2 (as applicable), 5.4, 7.6 (for the period provided therein), 8.5 through 8.8 (for final accounting), 8.10 through 8.14 (for final accounting), 8.15 (for final accounting, except that Section 8.15.3 shall survive generally for the period set forth in Section 10.1), 8.16, 9.1 (except for 9.1.4 and 9.1.6), 9.3 (solely with respect to Joint Patents and except for 9.3.5, 9.3.7 and 9.3.8), 9.5 (solely with respect to Joint Patents), 9.9, 10.1 (for the period provided therein), 10.2, 10.3 (except for Section 10.3.3 and Section 10.3.5), 10.4, 10.5 (except for the penultimate sentence), 10.7, 10.8, 11.1, 11.2, 11.6, 12.1 through 12.4, 12.5 (for the period provided therein), 13.5 (as applicable), 13.6 (as applicable), 13.7, 13.9 and this Section 13.10.1 and Articles 1 (to the extent required to give effect to the provisions set forth in this Section 13.10.1), 14 and 15 of this Agreement shall survive the termination of this Agreement for any reason; and
13.10.2.Sections 3.3 (last sentence), 3.4.1(c), 3.4.2(c), 3.4.3, 3.8 (for the period provided therein), 4.1.2(b), 4.3.4, 5.1, 5.3 (first sentence), 5.4, 5.5, 6.6, 7.1, 7.2, 7.4, 7.6 (for the period provided therein), 8.5 through 8.8 (for final accounting), 8.10 through 8.14 (for final accounting), 8.15 (for final accounting, except that Section 8.15.3 shall survive generally for the period set forth in Section 10.1), 8.16, 9.1 (except for 9.1.6), 9.3, 9.4 (clause (a) and clause (b) of Section 9.4.5 shall not survive), 9.5, 9.6, 9.7, 9.8, 9.9, 10.1 (for the period provided therein), 10.2, 10.3 (except for Section 10.3.3), 10.4, 10.5, 10.6, 10.7, 10.8, 11.1, 11.2, 11.6, 12.1 through 12.4, 12.5 (for the period provided therein), 13.1, 13.4, 13.9 and this Section 13.10.2 and Articles 1 (to the extent required to give effect to the provisions set forth in this Section 13.10.2), 14 and 15 of this Agreement shall survive the expiration of this Agreement.

ARTICLE 14
DISPUTE RESOLUTION
14.1.Exclusive Dispute Resolution Mechanism.  The Parties agree that the procedures set forth in this Article 14 shall be the exclusive mechanism for resolving any Dispute between the Parties or their respective Affiliates or its or their respective (sub)licensees/Sublicensees that may arise from time to time (except, for clarity, for decisions of the JSC and resolution of matters within the purview of the JSC, which are not “Disputes” and will be resolved in accordance with Section 2.1.3). For the avoidance of doubt, this Article 14 shall not apply to any decision with respect to which a Party has final decision-making authority hereunder, but, for clarity, this Article 14 shall apply to any dispute with respect to whether a Party has final decision-making authority hereunder.
14.2.Resolution by Executive Officers.  Except as otherwise provided in this Article 14, in the event of any Dispute, the Parties shall refer the Dispute to the Executive Officer of each Party for attempted resolution by good faith negotiation for a period of [**]. Each Party may, in its discretion, seek resolution of any Disputes that are not resolved within such [**] through (a) except as set forth in clause (b), litigation in accordance with the remainder of this Article 14 or (b) with respect to Disputes described in Section 14.3, arbitration in accordance with Section 14.3.
14.3.Baseball Arbitration.  Notwithstanding anything to the contrary in this Article 14, the dispute resolution mechanism set forth in this Section 14.3 shall apply if the Parties’ Executive Officers fail to agree on: (a) any unresolved terms pursuant to, and as set forth in, Section 13.6.2 (including financial consideration payable to Gilead) or (b) the fair market value of each component or target, as applicable, of an IL-12 Product for purposes of Net Sales as described in clause (x) or (y) of the last paragraph of Section 1.129, in each case ((a) and (b)), [**]; provided that, [**]. Within [**] after the expiration of such [**], each Party shall, by written notice to the other Party, nominate an individual arbitrator who (i) has [**], (ii) is not affiliated and has not been affiliated with either Party or with either Party’s Affiliates, licensees, sublicensees or business partners (including that such individual has not received compensation or other payments from such Party or its Affiliates) and (iii) does not otherwise have any interest in the resolution of the issue to be submitted by the Parties for resolution (the foregoing requirements, the “Requirements”). Within [**] after each Party nominates its individual arbitrator, the two (2) Party-nominated arbitrators shall appoint the third (3rd) arbitrator that satisfies the Requirements, who shall act as chairperson of the tribunal; provided that if the two (2) Party-selected individuals are unable to agree upon a third (3rd) individual within [**] the Parties’ nominations, then the ICC shall appoint such third individual in accordance with the 2018 Rules of ICC as Appointing Authority in UNCITRAL or Other Arbitration Proceedings (the selected individuals, the “Industry Experts”).  [**] each Party shall submit to the other Party and to the Industry Experts a detailed written proposal (the “Proposal” of such Party) of its proposed reversion terms pursuant to Section 13.6.2 (including financial consideration payable to Gilead) or Net Sales allocation, as applicable, and a memorandum in support thereof. Each Party shall [**] submit a written rebuttal to the other Party’s submission to the other Party and to the Industry Experts. The Industry Experts shall have the discretion to interview the Parties’ officers and employees to obtain further information relating to the matters in issue and to hear oral argument, on such schedule and following such procedure as the Industry Experts may determine. Each Party shall reasonably cooperate with the Industry Experts.  [**] the Industry Experts shall select one (1) of the two (2) Proposals as the resolution of such dispute, consistent with the applicable terms of this Agreement, and provided that (x) with respect to the determination of fair market value of each component or target of an IL-12 Product for purposes of Net Sales as described in clause (x) or (y) of the last paragraph of Section 1.129, the Industry Experts shall consider the therapeutic contribution of each such component or target, as applicable, and (y) with respect to the terms of reversion (including financial consideration payable to Gilead) in connection with a license grant to Xilio pursuant to Section 13.6.2, the Industry Experts shall consider the reason for termination of this Agreement, the stage of Development and Commercialization of the terminated products (including each Party’s investment in the Development and Commercialization of the terminated IL-12 Products), fairness and equity to the Parties under the circumstances and commercial reasonableness in selecting a Proposal. The Industry Experts’ determination shall be final, binding and unappealable, and shall be given retroactive effect. For clarity, the Industry Experts must select, as the only method to resolve such dispute, one (1) of the two (2) Proposals and may not combine elements of the two (2) Proposals or award any other relief or take any other action to resolve the dispute. The Parties shall share equally all fees and expenses of the Industry Experts.
14.4.Jurisdiction, Venue and Service of Process. Subject to Section 14.6 and Section 14.7, each Party irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York, NY, and (b) the United States District Court for the Southern District of New York, for the purposes of any Dispute arising out of this Agreement. Each Party agrees to commence any Action with respect to a Dispute either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, NY. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth in Section 15.5 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 14.4. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement in (i) the courts of the State of New York located in New York, NY and (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.
14.5.Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations, without giving effect to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods are expressly excluded.
14.6.Patent Disputes.  As between the Parties, notwithstanding any provision herein to the contrary, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent shall not be subject to such jurisdiction and venue as is set forth in Section 14.4, but shall be submitted to a court of competent jurisdiction in the jurisdiction in which such Patent rights were granted or arose. With respect to any Patent issues related to the enforceability or validity of a Patent, the laws of the jurisdiction in which the applicable Patent is filed or granted shall govern.
14.7.Equitable Relief.  Party acknowledges and agrees that the provisions of Section 3.7, Section 4.3, Section 5.6, Section 6.4 and Articles 9 and 10 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such provisions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 14.7 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement, and, notwithstanding anything to the contrary, either Party may at any time seek to obtain preliminary injunctive relief or other applicable provisional relief from any court of competent jurisdiction with respect to an issue arising under this Agreement if the rights of such Party would be prejudiced absent such relief.
ARTICLE 15
MISCELLANEOUS
15.1.Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, pandemics, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (including any Regulatory Authority) (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [**] after such occurrence by providing a written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.
15.2.Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
15.3.Assignment.  Neither Party may assign its rights or, except as provided in Section 3.3 and Section 7.4, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that (a) Gilead shall have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their Sublicensees or distributors (provided that Gilead will be fully responsible and liable for any breach of the terms of this Agreement by any of its Affiliates or its or their Sublicensees or distributors to the same extent as if Gilead itself has committed any such breach) and (ii) to assign any or all of its rights and delegate any or all of its obligations to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to one (1) or more IL-12 Products, whether globally or for specific individual markets and (b) Xilio shall have the right, without such consent but subject to Section 5.6.2, to assign any or all of its rights and delegate any or all of its obligations to any successor in interest in connection with a Change of Control.  [**]. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 15.3 shall be void and of no effect.
15.4.Severability.  If, under Applicable Law, any one (1) or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable at law or in equity in any court of competent jurisdiction and the rights of the Parties will not be materially and adversely affected thereby, then (a) such invalid, illegal or unenforceable provision(s) shall be considered severed from this Agreement with respect to such jurisdiction, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision(s) had never comprised a part hereof and (c) the Parties shall make a good faith effort to replace any invalid, illegal or unenforceable provision(s) with a valid, legal and enforceable provision(s) such that the objectives contemplated by the Parties when entering this Agreement may be realized (and, to the extent the Parties agree to a replacement provision, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision(s) or by its or their severance herefrom). To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof invalid, illegal or unenforceable in any respect.
15.5.Notices.
15.5.1.Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand, sent by electronic mail, sent by registered or certified mail (postage prepaid, return receipt requested) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.5.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.5.1. Such notice shall be deemed to have been given as of receipt; provided that any notice sent via electronic mail is not deemed received if the sender receives a delivery failure notification. Any notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 15.5.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
15.5.2.Address for Notice.

If to Gilead, to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

United States

Email: [**]

Attention: Alliance Manager

with a copy (which shall not constitute notice) to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

United States

Email: [**]

Attention: General Counsel

If to Xilio, to:

Xilio Development, Inc.

828 Winter Street, Suite 300

Waltham, MA 02451

Email: [**]

Attention: Alliance Manager

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street, Prudential Tower

Boston, MA 02199

Email: [**]

Attention: Hannah H. England

and

Xilio Therapeutics, Inc.

828 Winter Street, Suite 300

Waltham, MA 02451

Email: [**]

Attention: Legal Department

15.6.Entire Agreement; Amendments. This Agreement, together with the attached Schedules and the Purchase Agreement and Investor Rights Agreement and any Supply Agreement, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and all prior agreements, understandings and representations, whether written or oral, with respect thereto, including the Confidentiality Agreement, are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement and the Purchase Agreement. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
15.7.Parent Guaranty.  Xilio Parent hereby unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely as surety, the due and punctual payment and performance of all obligations of Xilio under this Agreement (the “Xilio Obligations”). Xilio Parent agrees that the Xilio Obligations may be extended, modified or renewed, in whole or in part, without notice or further assent from it (provided that, for clarity, the Xilio Obligations may only be extended, modified or renewed as permitted by this Agreement), and that it will remain bound upon its guarantee notwithstanding any extension, modification or renewal of any Xilio Obligation. The obligations of Xilio Parent under this Section 15.7 shall not be affected by (a) the failure of Gilead to assert any claim or demand or to enforce any right or remedy against Xilio under the provisions of this Agreement or otherwise; or (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement in accordance with the terms hereof. Xilio Parent further agrees that its guarantee constitutes a guarantee of payment and performance when due and not of collection and waives any right to require that any resort be had by Gilead to Xilio or to any other guarantee for any security held for payment or performance of the Xilio Obligations. This guarantee shall remain in full force and effect until all Xilio Obligations have been paid and performed in full, including obligations that survive termination or expiration hereof.
15.8.English Language.  This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
15.9.Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available, except as expressly provided herein.
15.10.No Benefit to Third Parties.  The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement except with respect to Article 12. Except as provided in Article 12, subject to the foregoing, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons (including any Third Party beneficiary rights) (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise).
15.11.Further Assurance.  Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement.

15.12.Relationship of the Parties.  It is expressly agreed that Xilio, on the one hand, and Gilead, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Xilio, on the one hand, nor Gilead, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.
15.13.Right to Offset.  Each Party shall have the right to offset any amount owed to it by the other Party under or in connection with this Agreement (as determined in good faith by such Party), including pursuant to Article 12 or in connection with any breach, against any payments owed by it to such other Party under this Agreement. Such offsets shall be in addition to any other rights or remedies available under this Agreement and Applicable Law.  [**].
15.14.References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.
15.15.Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term and will be deemed to be followed by the phrase “without limitation,”. All references to “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature. Any reference herein to any Person will be construed to include the Person’s successors and assigns. The words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof. The word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement. Provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging unless otherwise expressly stated). References to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.
15.16.Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

Gilead Sciences, Inc.	Xilio DEVELOPMENT, Inc.
By:/s/ Andrew Dickinson Name:Andrew Dickinson Title:Chief Financial Officer	By:/s/ René Russo Name:René Russo Title:Chief Executive Officer

With respect to Section 15.7 only:

Xilio Therapeutics, Inc.
By:/s/ René Russo Name:René Russo Title:Chief Executive Officer

[Signature Page to License Agreement]